UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ADEPT TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ADEPT TECHNOLOGY, INC.

3011 Triad Drive

Livermore, California 94551

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 9, 2007

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Adept Technology, Inc., a Delaware corporation, will be held on Friday, November 9, 2007 at 8:00 a.m. local time, at Adept’s principal executive offices located at 3011 Triad Drive, Livermore, California 94551, for the following purposes:

1. To elect six directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To amend the 2005 Equity Incentive Plan to increase the number of shares authorized for issuance thereunder by 200,000 and to permit consultants to Adept to be permitted to receive grants under the plan;

3. To ratify the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for its fiscal year ending June 30, 2008; and

4. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

Whether or not you plan to attend the meeting, please vote as soon as possible.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on September 28, 2007 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

By Order of the Board of Directors of Adept Technology, Inc.

Lisa M. Cummins Corporate Secretary

Livermore, California

October 12, 2007

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ASSURE YOUR REPRESENTATION AT THE MEETING WHETHER OR NOT YOU ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

ADEPT TECHNOLOGY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Adept Technology, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held Friday, November 9, 2007 at 8:00 a.m. local time, or at any adjournment or postponement of the annual meeting, for the purposes specified in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at the principal executive office of Adept located at 3011 Triad Drive, Livermore, California 94551. Adept’s telephone number at that location is (925) 245-3400.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting according to the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	for the election of the six nominees for directors listed in this proxy statement to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

•	to amend the 2005 Equity Incentive Plan to increase the number of shares authorized by 200,000 and permit consultants to Adept to be permitted to receive grants under the plan;

•	to ratify the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for its fiscal year ending June 30, 2008; and

•

at the discretion of the proxy holders, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

These proxy solicitation materials were first mailed on or about October 12, 2007 to all stockholders entitled to vote at the annual meeting. A copy of Adept’s Annual Report to Stockholders on Form 10-K is being mailed concurrently with these proxy solicitation materials.

Record Date and Shares Outstanding

Stockholders of record at the close of business on September 28, 2007, referred to in this proxy statement as the record date, are entitled to notice of and to vote at the annual meeting. As of the record date, 7,945,604 shares of Adept’s common stock, $0.001 par value, were issued and outstanding.

Revocability of Proxies

Any proxy given as a result of this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of Adept a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Quorum; Vote Required

Each holder of common stock is entitled to one vote for each share of common stock held by that stockholder on the record date.

The election of directors at the annual meeting requires the affirmative vote of a plurality of the votes cast at the annual meeting. That is, if there were more than the six nominees currently proposed for election to the Board, which we do not expect, the six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected directors.

Each other item to be voted on at the annual meeting, including the proposal regarding the amendment of the 2005 Equity Incentive Plan, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

A quorum comprising the holders of a majority of the outstanding shares of common stock entitled to vote on the record date must be present or represented by proxy to transact business at the annual meeting. If the persons present or represented by proxy constitute less than a majority of the outstanding stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions and Broker Non-Votes

Broker non-votes and abstentions will be counted as present for purposes of determining the presence or absence of a quorum, but will not be counted for purposes of determining the number of votes cast regarding any particular proposal except as specifically discussed in this paragraph. Because directors are elected by plurality, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. The proposal to amend our 2005 Equity Incentive Plan (Proposal Two) and the proposal to ratify Armanino McKenna LLP as our independent auditors (Proposal Three) must be approved by a majority of the shares cast, provided that the total votes cast in favor represents at least a majority of the quorum required for the meeting. As a result, broker non-votes generally have no effect and abstentions, which are treated as shares present or represented and voting, will count as a vote against on Proposals Two and Three.

“Broker non-votes” include shares for which a bank, broker or other nominee (i.e., record) holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter. Under the rules that govern brokers who are record owners of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. The proposals to be voted upon at the annual meeting are considered to be routine matters, including the election of directors (Proposal One) and the ratification of independent auditors (Proposal Three), and non-routine matters, including the amendment of our 2005 Equity Incentive Plan (Proposal Two).

Recommendations of the Board of Directors

Adept’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal One); FOR the amendment of the 2005 Equity Incentive Plan to authorize 200,000 additional shares and include consultants in the eligible grant group (Proposal Two); and FOR the ratification of the selection of Armanino McKenna LLP as Adept’s independent auditors for the fiscal year ending June 30, 2008 (Proposal Three).

Solicitation of Proxies

The cost of this solicitation will be borne by Adept, which is making this solicitation on our own behalf. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to the beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, without additional compensation, personally or by telephone or facsimile.

Stockholders Sharing the Same Last Name and Address

Adept has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission, referred to in this proxy statement as the SEC, for certain beneficial owners of our common stock. In accordance with this procedure, we are delivering only one copy of the annual report and proxy statement to certain stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure is designed to reduce duplicate mailing and save significant printing and postage costs as well as natural resources. Stockholders who participate in householding will continue to receive separate proxy cards.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to Adept’s Corporate Secretary in writing at 3011 Triad Drive, Livermore, California 94551, or call Adept at (925) 245-3400. Adept will deliver a separate copy of the annual report and/or proxy statement to you promptly upon receipt of your request. You may also contact us at the address and phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Copies of the 10-K

Copies of our Annual Report on Form 10-K are available free of charge both on our website at www.adept.com and by request. You may request a 10-K by calling Adept Technology at (925) 245-3400, emailing us at ir@adept.com or writing to us at Adept Technology, Inc., 3011 Triad Drive, Livermore, California 94551, Attention: Investor Relations.

Stockholder Proposals and Nominations

For business to be conducted or nominations to be considered at the annual meeting, the business or nominations must be properly brought before the meeting. Under Rule 14a-8 of Regulation 14A of the Exchange Act, any stockholder intending to submit a proposal to Adept that qualifies for inclusion in Adept’s proxy statement and proxy relating to the annual meeting of stockholders to be held in 2008 must submit such proposal in writing to the secretary of Adept so that it is received by Adept no later than June 13, 2008 and must satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee that it will be included in Adept’s proxy statement or proxy.

Alternatively, under Adept’s bylaws, a proposal or nomination that the stockholder does not seek to include in Adept’s proxy statement pursuant to Rule 14a-8 must be submitted in writing to the Corporate Secretary of Adept at the principal executive offices of the corporation not later than the close of business on August 11, 2008 (the 90th day prior to the first anniversary of the preceding year’s annual meeting) nor earlier than the close of business on July 12, 2008 (the 120th day prior to the first anniversary of the preceding year’s annual meeting). If the date of the annual meeting of stockholders changes by more than 30 days from the date of the anniversary of the prior year’s annual meeting, stockholder nominations and proposals must be received by the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals must include certain information concerning the nominee or the business proposed, as applicable, the text of any proposal (including the text of any proposed resolutions or bylaw amendments), certain representations of the proponent, as well as the proponent stockholder’s ownership of Adept common stock. Nominations and proposals not meeting these requirements will not be entertained at the annual meeting.

If the stockholder does not also comply with the requirements of Rule 14a-4, Adept may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination submitted by a stockholder.

CORPORATE GOVERNANCE

Adept’s common stock is listed under the symbol “ADEP” on the NASDAQ Global Market, which is referred to in this proxy statement as NASDAQ.

Adept and our Board of Directors regularly review and evaluate Adept’s corporate governance practices. Our corporate governance documents are posted on the investor relations page of our website at www.adept.com. Printed copies of these documents are also available without charge to stockholders upon written request directed to Office of the Corporate Secretary, Adept Technology, Inc., 3011 Triad Drive, Livermore, California 94551-9559.

Corporate Governance Guidelines

The Board of Directors of Adept has adopted Corporate Governance Guidelines for the Board, which cover topics relating to the Board including, but not limited to, Board membership criteria and the composition of the Board, the selection of new directors, Board leadership, Board compensation, responsibilities of directors regarding attendance, continuing education of directors, access to senior management and outside advisors, meeting procedures, committee matters and CEO evaluation. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines annually, and the Board may amend the Corporate Governance Guidelines at any time. The Nominating and Corporate Governance Committee recommended and the Board approved amended Corporate Governance Guidelines in August 2006.

Code of Business Conduct

Adept has adopted a Code of Business Conduct to provide standards for ethical conduct, which applies to the Board of Directors, officers, and all Adept employees, including without limitation, our Chief Executive Officer and principal financial officer. The Code of Business Conduct covers topics including, but not limited to, the expected standards of employee conduct, conflicts of interest, certain internal controls and reporting, compliance with securities and other laws, confidentiality of information, insider trading, and competition and fair dealing and contains compliance standards and procedures. The Board approved revisions to the Code of Business Conduct in November 2006, primarily to make it consistent with the Audit Committee Statement of Procedures for Handling Accounting and Auditing Complaints or Concerns, referred to as the “Whistleblower Procedures”, also amended at that time.

Any waiver of a provision of the Code of Business Conduct with respect to a director or executive officer may only be made by the Board or its Nominating and Corporate Governance Committee. Adept will file with the SEC on Form 8-K and post on its website all amendments to the Code of Business Conduct and waivers of its provisions made with respect to any director or executive officer in accordance with the applicable SEC and NASDAQ rules.

ADEPT TECHNOLOGY BOARD OF DIRECTORS

Director Independence

A majority of the Board of Directors of Adept are “independent directors.” In determining independence, the Board applies the standards of the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement as the Exchange Act, and the corporate governance listing standards of NASDAQ. In making these determinations, the Board considers all relevant facts and circumstances and applies the following standards:

•	the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	the director is not, and was not at any time during the past three years, employed by Adept or any subsidiary;

•

the director has not, and his or her family members (as defined by NASDAQ) have not, accepted any payments from Adept or any subsidiary of Adept in excess of $100,000 in a 12-month period in the current or any of the past three years, except (i) compensation for Board or Board committee service; (ii) compensation paid to a family member who is a non-executive employee of Adept or a subsidiary of Adept; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	the director is not a family member of an individual who is, or at any time during the past three years was, employed by Adept or by any subsidiary as an executive officer;

•

the director is not, and his or her family members are not, a partner in, or a controlling stockholder or an executive officer of, any organization to which Adept made, or from which Adept received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in Adept’s securities, or (ii) payments under non-discretionary charitable contribution matching programs;

•

the director is not, and his or her family members are not, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Adept served on the compensation committee of such other entity; and

•

the director is not, and does not have a family member who is a current partner of Adept’s outside auditor, nor was the director or any family member of the director a partner or employee of Adept’s outside auditor who worked on Adept’s audit at any time during any of the past three years.

The Board has determined that all of Adept’s directors other than Mr. Bucher, Adept’s Chief Executive Officer, are “independent directors” within the meaning of the corporate governance listing standards of NASDAQ.

In connection with the determination of independence of its directors, Adept considered the director designee relationships discussed further below for Messrs. Majteles and Finnie and the common director and stockholder of the entity for which Mr. Juelis consults.

Board Meetings

The Board of Directors of Adept held ten meetings during the Company’s fiscal year ended June 30, 2007, referred to in this proxy statement as fiscal 2007, in addition to taking actions by unanimous written consent. Each director attended more than 90% of the aggregated total number of meetings of the Board of Directors and the committees on which he served, during the period in which he served as a director in fiscal 2007, except for Mr. Finnie, who attended 66% of such total meetings, including seven of ten Board meetings and one of two Nominating and Corporate Governance Committee meetings.

Consistent with Adept’s Corporate Governance Guidelines, Adept’s independent directors meet at regularly scheduled and special executive sessions without management.

Director Attendance at Stockholder Meetings

Adept’s Corporate Governance Guidelines strongly encourage directors to attend its annual meetings of stockholders and any special meetings of stockholders. Six of Adept’s seven current directors attended the last annual meeting of stockholders.

Contacting the Board of Directors

Stockholders interested in generally communicating directly with the Board, the Chairman of the Board of Directors, or the non-management directors as a group may do so by sending a letter to the Adept Technology, Inc. Board of Directors, c/o the Office of the Corporate Secretary, Adept Technology, Inc., 3011 Triad Drive, Livermore, California 94551-9559. Information regarding communications with the Board of Directors regarding audit and accounting matters or other matters is posted under “Whistleblower Procedures” on the investor relations page of Adept’s website at www.adept.com.

Inquiries and other communications may be submitted anonymously and confidentially.

Company counsel will review all such correspondence addressed to the Corporate Secretary and forward it to the Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee, Audit Committee or to any individual director, group of directors or Committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to, and consistent with, Adept’s business and financial operations, policies and corporate philosophies.

Company counsel has the authority (which has been delegated by the Corporate Secretary), in the company counsel’s discretion, to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such communications that are reasonably determined to be of a commercial or frivolous nature, unduly hostile, threatening, illegal, or not reasonably related to Adept or its business. In some cases, the company counsel may determine that communications be forwarded elsewhere in the company for review and possible response.

The foregoing procedures do not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 (discussed under “Stockholder Proposals and Nominations” below) and communications made in connection with such proposals, which shall be handled in a manner consistent with Adept’s Bylaws and applicable law or (ii) service of process or any other notice in a legal proceeding.

Committees of the Board of Directors

The Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Copies of the current charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be accessed on Adept’s website at www.adept.com.

The following table sets forth the three standing committees, the members of each committee during fiscal 2007, and the number of meetings held by each committee.

Name of Director	Audit Committee	Compensation Committee	Nominating Committee
Charles H. Finnie			Chair

A. Richard Juelis	Chair		Member

Michael P. Kelly	Member		Member

Robert J. Majteles		Member

Herbert J. Martin		Member

Cary R. Mock	Member	Chair

Meetings held in fiscal 2007	13	8	2

Audit Committee. The Audit Committee is responsible for representing and assisting the Board of Directors in (i) its oversight of the quality and integrity of Adept’s financial statements and other SEC filings, (ii) its oversight of the effectiveness of Adept’s system of internal controls, and auditing, accounting and financial reporting processes, (iii) the appointment and oversight of Adept’s independent auditors, including reviewing the auditors’ qualifications, independence and performance, (iv) the pre-approval of all audit and allowable non-audit services provided by Adept’s independent auditors, and (v) compliance with legal and ethical requirements associated with accounting and audit matters, corporate securities trading, investor communications, and (unless addressed by another independent body of the Board, such as by the Nominating and Corporate Governance Committee in the exercise of their responsibilities regarding the Code of Business Conduct) related party transactions. Each of the members of the Audit Committee are “independent” as defined in the NASDAQ corporate governance listing standards and Rule 10A-3 of the Exchange Act. In addition, each of the members of the Audit Committee is able to read and understand fundamental financial statements as required by the corporate governance listing standards of NASDAQ. The Audit Committee met thirteen times during fiscal 2007 and was comprised of three non-employee directors, including Messrs. Juelis (Chairman), Kelly and Mock. The Board has determined that Messrs. Juelis and Kelly are “audit committee financial experts” as defined by rules promulgated by the SEC. Effective upon completion of the annual stockholders meeting, Mr. Mock will be replaced by Mr. Martin on the Audit Committee.

Compensation Committee. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers of Adept and administering executive incentive compensation and employee benefit plans. The Compensation Committee met eight times during fiscal 2007, in addition to taking certain actions by written consent, and was comprised of three non-employee directors, including Messrs. Mock (Chairman), Majteles and Martin. Each of the members of the Compensation Committee is “independent” as defined by the corporate governance listing standards of NASDAQ and a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act. Effective upon completion of the annual stockholders meeting, Mr. Mock will be replaced by Mr. Martin as Chairman of the Committee and Mr. Kelly will join the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (i) identifies, screens and recommends qualified candidates to serve as directors of Adept, (ii) evaluates Adept’s Board, its committees and the continued service of its directors, (iii) evaluates stockholder nominees recommended by stockholders and (iv) develops and reviews the company’s corporate governance and policies and code of business conduct. The Nominating and Corporate Governance Committee met two times during fiscal 2007 and was comprised of three non-employee directors, including Messrs. Finnie (Chairman), Juelis and Kelly, each of whom has been determined to be “independent” as defined by the corporate governance listing standards of NASDAQ.

Identification and Evaluation of Director Nominees

The Nominating and Corporate Governance Committee employs a variety of methods to identify and evaluate director nominees. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise, and the need for particular expertise on the Board.

If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers individuals for potential candidacy as a director. Additionally, candidates may come to the attention of the committee through current Board members, officers, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and as warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated or elected by the Board, and the Board determines whether to reject, elect or nominate the candidate, as the case may be, after considering the recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders for nomination as a director pursuant to the provisions of Adept’s Bylaws relating to stockholder nominations and applicable law. A stockholder who wishes to recommend a prospective nominee for the Board should notify Adept’s Corporate Secretary or the Nominating and Corporate Governance Committee in writing with the supporting material required by Adept’s Bylaws and described under “Stockholder Proposals and Nominations” below, and any other material the stockholder considers necessary or appropriate.

While the Board currently has no defined minimum criteria for consideration or service as a director, the Nominating and Corporate Governance Committee evaluates prospective nominees against the standards and qualifications set out in Adept’s Corporate Governance Guidelines and other relevant factors as it deems appropriate, including the current composition of the Board and the need for particular expertise; all with reference to issues of business and industry experience, judgment, industry-specific skills, independence, and other relevant characteristics, within the context of an assessment of the perceived needs of the Board at that point in time and applicable law. Specifically, at least a majority of directors on the Board must be “independent directors” as defined in the NASDAQ corporate governance listing standards and as determined by the Board.

Director Designations

In connection with Adept’s 2003 equity financing described below, Adept agreed that Special Situations Fund III, L.P., referred to in this proxy statement as SSF, could designate one person to be a nominee for election to Adept’s Board of Directors and to use its commercially reasonable efforts to cause such designee to be elected to the Board of Directors or to remove and replace such designee if so requested by SSF and/or its affiliates, as long as SSF and the investors in the 2003 financing affiliated with SSF collectively beneficially own at least five percent of Adept’s outstanding common stock.

In addition, in connection with Adept’s 2006 financing described below, Adept agreed that Crosslink Capital, referred to in this proxy statement as Crosslink, could designate one person to be a nominee for election to Adept’s Board of Directors and to use its commercially reasonable efforts to cause such designee to be elected to the Board of Directors or to remove and replace such designee if so requested by Crosslink, as long as Crosslink and its affiliated investors in the 2006 financing collectively beneficially own at least five percent of Adept’s outstanding common stock.

Upon consummation of Adept’s 2003 equity financing, the investors affiliated with SSF Entities exercised their right to designate a director nominee and designated Robert J. Majteles to serve as a member of our Board of Directors. Mr. Majteles joined the Board of Directors in 2003. Mr. Majteles is the founder of Treehouse Capital, LLC, an investment firm. Special Situations Fund III, L.P., Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Fund, L.P. have entered into an agreement with Mr. Majteles and Treehouse Capital pursuant to which Treehouse Capital, through Mr. Majteles, provides certain management and financial advisory services for the funds on request. If Mr. Majteles’ services are requested by the funds with respect to a particular portfolio investment, Treehouse Capital is entitled to ten percent of the funds’ net gain (as defined) or net loss (as defined) on the investment during the term of the agreement, offset by certain fees that may be paid by the portfolio company to Treehouse Capital or Mr. Majteles directly. Under the agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to stockholders of any company for which he serves as a member of the Board of Directors and also is obligated not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles has agreed to serve as a member of Adept’s Board of Directors pursuant to this agreement.

Upon consummation of Adept’s 2006 common stock financing in June 2006, the Crosslink Entities exercised their right pursuant to the purchase agreement, as discussed below, to designate a director nominee and designated Charles H. Finnie to serve as a member of our Board of Directors.

COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION IN FISCAL 2007

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in fiscal 2007 for services to our company.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Michael P. Kelly—Chair (3)	$37,500	$11,494	$0	$48,994
Charles H. Finnie (4)	$25,500	$21,052	$0	$46,552
A. Richard Juelis (5)	$32,500	$25,649	$0	$58,149
Robert J. Majteles (6)	$26,500	$13,097	$0	$39,597
Herbert J. Martin (7)	$27,000	$23,215	$0	$50,215
Cary R. Mock (8)	$27,000	$11,494	$0	$38,494

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to fiscal 2007. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended June 30, 2007 for more information about how we account for stock based compensation.
(2)	Each of our current directors received an annual grant of an option to purchase 3,000 shares of Adept common stock on November 14, 2006 at an exercise price of $8.75 per share, with the exception of Mr. Finnie, who had not yet been a director for six months at the date of our Annual Meeting on November 14, 2006. The grant date fair value of these annual stock options to each director, based on the Black Sholes model and the closing price of Adept Common Stock on November 14, 2006 of $8.75, is approximately $19,765.
(3)	Mr. Kelly received a fee of $30,000 for his service as Chairman of the Board in fiscal 2007. He also received a fee of $7,500, or $1,000 for each physical Board meeting and $500 for each telephonic Board meeting attended. Mr. Kelly had 11,200 options outstanding as of June 30, 2007, of which 6,428 were exercisable.
(4)	Mr. Finnie received a fee of $20,000 for his service as a director in fiscal 2007. He also received a fee of $5,500, or $1,000 for each physical Board meeting and $500 for each telephonic Board meeting attended. Mr. Finnie had 10,000 options outstanding as of June 30, 2007, of which 2,500 were exercisable.
(5)	Mr. Juelis received a fee of $20,000 for his service as a director in fiscal 2007. He also received $5,000 for his service as Chair of the Audit Committee during fiscal 2007 and a fee of $7,500, or $1,000 for each physical Board meeting and $500 for each telephonic Board meeting attended. Mr. Juelis had 13,000 options outstanding as of June 30, 2007, of which 4,395 were exercisable.
(6)	Mr. Majteles received a fee of $20,000 for his service as a director in fiscal 2007. He also received a fee of $6,500, or $1,000 for each physical Board meeting and $500 for each telephonic Board meeting attended. Mr. Majteles had 10,000 options outstanding as of June 30, 2007, of which 5,040 were exercisable.
(7)	Mr. Martin received a fee of $20,000 for his service as a director in fiscal 2007. He also received a fee of $7,000, or $1,000 for each physical Board meeting and $500 for each telephonic Board meeting attended. Mr. Martin had 13,000 options outstanding as of June 30, 2007, of which 3,145 were exercisable.
(8)	Mr. Mock received a fee of $20,000 for his service as a director in fiscal 2007. He also received a fee of $7,000, or $1,000 for each physical Board meeting and $500 for each telephonic Board meeting attended. Mr. Mock had 11,200 options outstanding as of June 30, 2007, of which 6,428 were exercisable.

Annual Cash Compensation. During fiscal 2007, each non-employee member of our Board of Directors was eligible to receive the following cash compensation:

•	an annual retainer of $20,000 per year; except for the chairman, who was eligible to receive an annual retainer of $30,000;

•	additional retainer of $5,000 for service as Chair of the Audit Committee of the Board; and

•	meeting fees of $1,000 for physical attendance at Board meetings and $500 for attendance at telephonic meetings.

Additionally, we reimburse our non-employee Board members for reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice is primarily related to travel expenses associated with Board or committee meetings or with committee assignments.

For fiscal 2008, our Board of Directors has approved an increase in the retainer for service as Chair of the Audit Committee to $12,500 per year, as Adept takes action to prepare for Section 404 internal controls compliance and attestation.

Equity Compensation. During fiscal 2007, each non-employee member of our Board of Directors was eligible to receive option awards under the terms of the Company’s 2004 Director Plan. New members of the Board were eligible to receive an initial option grant to purchase 10,000 shares of Adept’s common stock and continuing members of the Board who have served for at least six months were eligible to receive an annual option grant to purchase 3,000 shares of Adept common stock. Annual option grants for continuing directors are awarded on the date of the first Board meeting following the Annual Meeting of Stockholders (which generally occur on the same day). All options granted to our non-employee directors have an exercise price equal to the closing price of our common stock on the grant date. Initial grants to non-employee directors vest at a rate of 25% on the first anniversary of the date of grant and at a rate of 1/48th of the total shares subject to the options per month thereafter, and the annual grants become exercisable at a rate of 1/48th of the shares subject to the options on the monthly anniversary of the date of grant.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

A Board of six directors is to be elected at the annual meeting. Six of Adept’s seven current directors are nominees for re-election. Mr. Mock is not standing for re-election to the Board and his tenure as a director will end upon the annual election of directors at our 2007 Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has authorized the nomination at the annual meeting of the persons named in this proxy statement as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Adept’s six nominees named below and for any additional nominees named by the Board as discussed in this paragraph. In the event that any nominee of Adept is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who will be designated by the current Board of Directors to fill the vacancy. Adept is not aware of any nominee who will be unable or will decline to serve as a director. The Board of Directors will consider the names and qualifications of candidates for the Board submitted by stockholders in accordance with the procedures set forth in “Stockholder Proposals and Nominations” at the end of this proxy statement and Adept’s bylaws. In the event that additional persons are nominated for election as directors (other than any additional nominee named by the Board as discussed above), the proxy holders intend to vote all proxies received by them in favor of the nominees listed below and any additional nominee named by the Board as discussed above as possible, and, in this event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

Vote Required

The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them (a plurality) shall be elected directors.

Nominees

The names of the nominees and certain information about their business experience as of September 28, 2007 are set forth below:

Name of Nominee	Age	Position(s) with Adept	Director Since
Robert H. Bucher	52	Chief Executive Officer; Director	2003
Charles H. Finnie	48	Director	2006
A. Richard Juelis	59	Director	2005
Michael P. Kelly	59	Chairman of the Board	1997
Robert J. Majteles	42	Director	2003
Herbert J. Martin	66	Director	2006

Robert H. Bucher has served as Adept’s Chief Executive Officer since November 2003. From November 2003 until January 2006 he also served as Chairman of the Board and from November 2003 until June 2007 he also served as President. Prior to joining Adept, Mr. Bucher was a consultant providing management advisory and financial investment to pre-IPO technology product and service businesses. From October 1998 to June 2002, Mr. Bucher was President and Chief Executive Officer of Norsat International Inc., a Canadian company that evolved under his leadership from a manufacturer and distributor of satellite components to a digital media infrastructure solution provider. Mr. Bucher held the position of Executive Vice President of Worldwide Operations at Measurex Corporation, an optimization, automation and solution system provider to the process industries from 1995 to 1998. Mr. Bucher holds a B.S. degree in Engineering from the University of Guelph, Canada.

Charles H. Finnie has served as a director of Adept since June 2006. Mr. Finnie joined Crosslink Capital in January 2006 as General Partner, focused on investments in software, services, online marketing and communications. From 2002 to 2004, Mr. Finnie managed technology investments for Apex Capital. From 2000 to 2002, he held executive positions with Global Streams, Inc, a provider of video communications hardware and software, which he co-founded in July 2000. Prior to that, he was a general partner and research analyst at Volpe Brown Whelan, an investment bank. Mr. Finnie holds a B.A. degree in Politics from Princeton University and a master’s degree in International Affairs from Columbia University. Mr. Finnie was designated as a director nominee by Crosslink pursuant to its rights under the purchase agreement relating to Adept’s 2006 financing.

A. Richard Juelis has served as a director of Adept since November 2005. Mr. Juelis is currently a consultant to, and from June 2005 through August 2007 served as Vice President, Finance and Chief Financial Officer of, World Heart Corporation, a publicly-traded medical device company. From November 1994 to March 2005, Mr. Juelis was Chief Financial Officer of Cellegy Pharmaceuticals, Inc. a publicly-traded specialty biopharmaceutical firm. Prior to this, he served as Chief Financial Officer for two publicly-traded biotechnology companies, and held domestic and international finance and general management positions with two major pharmaceutical companies. Mr. Juelis holds a B.S. in Chemistry from Fordham University and an M.B.A. from Columbia University, and is a Certified Management Accountant (CMA). Mr. Juelis is also a director of BioNovo, Inc., a public biotechnology company focusing on cancer and women’s health.

Michael P. Kelly has served as a director of Adept since April 1997, additionally serving as Lead Independent Director of the Board of Directors from October 2003 to January 2006 and since January 2006 as Chairman of the Board. Since October 2005, Mr. Kelly has served as Chief Executive Officer of Kinsale Associates, Inc., a merchant bank. From July 2005 to October 2005, Mr. Kelly served as Chief Executive Officer of Cape Semiconductor Inc., a fabless semiconductor company. Prior to that, from 1994 to 2005, Mr. Kelly was Vice-Chairman and Senior Managing Director of Broadview International, LLC, an international mergers and acquisitions advisory firm and a division of Jefferies Inc. Mr. Kelly is also a director of Epicor Software Corporation, a provider of enterprise business software solutions. Mr. Kelly received a B.A. in Accounting from Western Illinois University and an M.B.A. from St. Louis University. Mr. Kelly is a Certified Public Accountant.

Robert J. Majteles has served as a director of Adept since November 2003. Mr. Majteles is the founder of Treehouse Capital LLC, an investment firm. Currently, Mr. Majteles is also on the Board of Directors of Macrovision Corporation, Phoenix Technology, Ltd., Unify Corporation, U.S. Auto Parts, Inc. and World Heart Corporation. In addition, Mr. Majteles is a Lecturer at the Lester Center for Entrepreneurship, Haas School of Business, University of California, Berkeley. Mr. Majteles received a B.A. degree from Columbia University and a law degree from Stanford University. Mr. Majteles was designated as a director nominee by Special Situations Funds pursuant to its rights under the purchase agreement relating to Adept’s 2003 financing.

Herbert J. Martin has served as a director of Adept since May 2006. Since March 2006 he has served as Chief Executive Officer and Director of D-Wave Systems, a private firm engaged in the development of quantum computing systems based in Vancouver, Canada. From September 2003 to February 2006, Mr. Martin was a management consultant to the technology industry. From October 2000 to September 2003 he served as Chief Executive Officer of Salira Optical Network Systems, a supplier of broadband access systems. Mr. Martin has more than 20 years’ experience managing technology companies, with particular emphasis on global channel and business development. Mr. Martin holds a B.S. in Electronic Engineering and an M.B.A. from Santa Clara University.

Director Not Standing for Re-election at Our 2007 Annual Meeting of Stockholders

Cary R. Mock has served as a director of Adept since December 1990. He will complete his term as a director on November 9, 2007, the date of our 2007 Annual Meeting of Stockholders. The Company expects that Mr. Mock will serve as a consultant to Adept for a long-term period after his service as a director terminates. Mr. Mock was independently employed from January 2003 until his retirement in June 2004. From January 1996 to January 2003, he served as President of C.R. Mock & Associates, a financial advisory firm specializing in acquisitions and related corporate development activities. From October 1983 to December 1995, Mr. Mock served as Director of Acquisitions and Divestitures for Westinghouse Electric Corporation, and previously served in various other positions since joining Westinghouse in 1964. Mr. Mock received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the State University of New York at Buffalo.

To our knowledge, there are no family relationships between any of our directors and any other of our directors or executive officers.

The Board of Directors recommends a vote FOR the election of all six nominees listed above and for any additional director named by the Board, as discussed under “General” in this proposal above. Unless marked to the contrary, proxies received will be voted FOR the election of all six nominees listed above and for any additional director named by the Board, as discussed under “General” in this proposal above.

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO THE 2005 EQUITY INCENTIVE PLAN

On June 16, 2005, the Board of Directors adopted, subject to stockholder approval, the Adept Technology, Inc. 2005 Equity Incentive Plan, referred to in this proxy statement as the 2005 Plan. Our stockholders approved the 2005 Plan on November 3, 2005. In September 2007, the Board approved, upon the recommendation of the Compensation Committee and subject to stockholder approval, amendments to the 2005 Plan described below.

We are seeking stockholder approval in order to amend the 2005 Plan to:

•	increase the total number of shares of Adept common stock available for issuance under the 2005 Plan by 200,000 shares for a total of 600,000 shares; and

•	include consultants to Adept in the group of eligible participants to receive grants under the 2005 Plan.

As of September 28, 2007, 246,367 shares of common stock remained available for issuance under the 2005 Plan. The increase in the total number of shares of common stock available for issuance under the 2005 Plan will represent approximately 6% of our outstanding common stock as of the record date.

Reasons for the Proposed Amendment

We are seeking stockholder approval of the amendment to increase the number of shares issuable pursuant to the 2005 Plan to continue to be able to attract, retain and motivate its executive officers and other employees and certain consultants. Upon stockholder approval, additional shares of common stock will be reserved for issuance under the 2005 Plan, which will enable us to continue to grant equity awards to our officers, employees and consultants at levels determined by the Compensation Committee to be necessary to attract, retain and motivate the individuals who will be critical to Adept’s success in achieving its business objectives and thereby creating greater value for all our stockholders.

Furthermore, we believe that equity compensation aligns the interests of our management and other employees with the interests of our other stockholders. We would like to include consultants in this group, rather than limit the eligible participants to directors and employees of Adept. Equity awards are a key component of our incentive compensation program. We believe that option grants have been critical in attracting and retaining talented employees and officers, aligning their interests with those of stockholders, and focusing key employees on the long-term growth of Adept. We anticipate that option grants and other forms of equity awards such as restricted stock awards may become an increasing component in similarly motivating our consultants. For example, Mr. Mock, a director who is not standing for re-election at the Annual Meeting, is expected to serve as a long-term consultant to Adept. In connection with any consulting arrangement entered into after his service as a director, we expect to grant him options under our 2005 Plan.

Approval of the amendments to the 2005 Plan will permit Adept to continue to use stock-based compensation to align stockholder and employee interests and to motivate employees and others providing services to Adept or any subsidiary.

Summary of Key Terms of the 2005 Plan

The following is a brief description of the 2005 Plan. The full text of this 2005 Plan, including the proposed amendments to the Plan, is attached as Appendix B to this Proxy Statement, and the following description is qualified in its entirety by reference to the text of the 2005 Plan set forth in Appendix B.

Plan Term: June 16, 2005 to June 16, 2015.

Award Types: Stock options, stock appreciation rights, restricted stock, restricted stock units and performance award units (which may be paid out in cash or stock) may be awarded under the 2005 Plan.

Shares Authorized: Currently 400,000. If the 2005 Plan is amended, the aggregate number of shares authorized under the plan would increase by 200,000 for a total of 600,000. As of September 28, 2007, 246,367 shares of common stock remained available for issuance under the 2005 Plan of the 400,000 shares authorized over the life of the plan.

The number of shares considered issued under the 2005 Plan equals the number of shares issued upon exercise or settlement of an award and shall not include the number of shares returned to Adept upon cancellation, expiration or forfeiture of an award, and the number of shares delivered to Adept in payment or satisfaction of the purchase price, exercise price or tax withholding obligation resulting from an award. Shares issued under options or stock appreciation rights count against the shares available under the 2005 Plan on a one for one basis.

Eligibility: Any current non-employee directors of Adept and its subsidiaries and any current or prospective officers or employees of Adept and its subsidiaries are eligible to receive awards under the 2005 Plan. However, if the stockholders approve the amendments to the 2005 Plan, consultants of the Company will also be eligible to participate in the 2005 Plan. The Compensation Committee determines which eligible participants will receive awards under the 2005 Plan. Currently, approximately 145 employees, including all of our named executive officers, and our six directors are eligible to participate in the 2005 Plan. If amended, we expect that approximately six consultants currently would qualify to participate in the 2005 Plan; however, the Company intends to use equity awards for consultants in a limited manner in connection with longer-term engagements. We currently use the 2005 Plan for employee grants, relying on the 2004 Director Plan for director option grants.

Administration: The 2005 Plan will be administered by the Compensation Committee of the Board of Directors or another committee of two or more directors as established by the Board of Directors. Under NASDAQ rules, if applicable, members of the Compensation Committee are required to satisfy NASDAQ’s standards for independence, subject to certain narrow exceptions. The Compensation Committee may delegate various functions to subcommittees or certain officers of Adept. Subject to the provisions of the 2005 Plan, the Compensation Committee has the power:

•	to prescribe, amend and rescind rules and regulations relating to the 2005 Plan and to define terms not otherwise defined therein;

•	to determine which persons are eligible to participate, to which of such participants, if any, awards shall be granted and the timing of any such awards, and to grant awards;

•

grant awards to participants and determine the terms and conditions of any awards granted, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board of Directors or the Compensation Committee determine constitute a change of control of Adept), or other factors;

•	to establish and certify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•

to prescribe and amend the terms of the agreements or other documents evidencing awards made under the 2005 Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to Adept by participants under the 2005 Plan;

•

to determine whether, and the extent to which, adjustments are required as a result of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends) or other event which increases or decreases the number of shares of our common stock;

•

to interpret and construe the 2005 Plan, any rules and regulations under the 2005 Plan and the terms and conditions of any award granted thereunder, and to make exceptions to any such provisions in good faith and for the benefit of Adept; and

•	to make all other determinations deemed necessary or advisable for the administration of the 2005 Plan.

Individual Annual Award Limits: Shares issuable under all types of awards: 150,000; Amount payable under performance award units that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code: $400,000.

Stock Options: Under the terms of the 2005 Plan, the exercise price for stock options must equal or exceed the fair market value of Adept’s common stock on the date of grant and options may be for a term of no more than ten years. Otherwise, the Compensation Committee has discretion to determine the number of shares subject to an option (subject to the 2005 Plan’s stated limit), the vesting, expiration and forfeiture provisions for options, the restrictions on transferability of an option, and any other terms and conditions otherwise consistent with the 2005 Plan. Options granted under the 2005 Plan may be either incentive stock options qualifying under Code Section 422, referred to as ISOs, or options which are not intended to qualify as incentive stock options, referred to as NQSOs. The exercise price of an option may be paid through various means acceptable to the Compensation Committee, including in cash or by delivering to Adept the proceeds of shares of Adept’s stock issuable under an option. The 2005 Plan prohibits repricing stock options without stockholder approval.

Stock Appreciation Rights: A stock appreciation right provides the right to the monetary equivalent of the increase in the value of a specified number of Adept’s shares over a specified period of time after the right is granted. Stock appreciation rights may be paid in stock, cash or a combination thereof. Stock appreciation rights may be granted either in tandem with or as a component of other awards granted under the 2005 Plan or not in conjunction with other awards and may, but need not, relate to a specific option. Stock appreciation rights are generally subject to the same terms and limitations as options, including the fact the prohibition in the 2005 Plan against repricing stock appreciation rights without stockholder approval.

Restricted Stock and Restricted Stock Units: Restricted stock is an award of shares, the grant, issuance, retention and/or vesting of which is subject to such performance and/or other conditions as are specified by the Compensation Committee. The Compensation Committee has discretion to determine the terms of any restricted stock award, including the number of shares subject to a restricted stock award (subject to the 2005 Plan’s stated limit), and the period over which restricted stock or restricted stock units may vest and the price (if any) paid for restricted stock or restricted stock units.

Performance Award Units: The 2005 Plan authorizes the grant of performance award units pursuant to which a participant may become entitled to receive an amount payable in cash or stock, based on satisfaction of certain performance criteria. The Compensation Committee has discretion to determine the terms of any performance award unit, including the maximum amount payable (subject to the 2005 Plan’s stated limit), the performance period and criteria (which criteria may be based on financial performance and/or personal performance evaluations) and level of achievement versus those criteria, the timing of any payment, restrictions on the transfer of a performance award unit prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the 2005 Plan. The Compensation Committee may specify a percentage of the target performance award unit intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) using “Qualifying Performance Criteria” described below.

Qualifying Performance Criteria: The Compensation Committee may establish performance criteria and levels of achievement versus such criteria that shall determine the number of shares of common stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on Qualifying Performance Criteria (described below) or other standards of financial performance and/or personal performance evaluations. In addition, the Compensation Committee may specify a percentage of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for any portion of an award that is intended by the Compensation Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Compensation Committee and specified at the time the award is granted. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine.

“Qualifying Performance Criteria” is defined in the 2005 Plan as any one or more of the performance criteria set forth below, either individually, alternatively or in any combination. The Qualifying Performance Criteria may be applied to either Adept as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	cash flow (before or after dividends)

•	earnings per share (including earnings before interest, taxes, depreciation and amortization)

•	stock price

•	return on equity

•	total stockholder return

•	return on capital (including return on total capital or return on capital employed)

•	return on assets or net assets

•	market capitalization

•	economic value added

•	debt leverage (debt to capital)

•	revenue

•	income or net income

•	operating income

•	operating profit or net operating profit

•	operating margin or profit margin

•	return on operating revenue

•	cash from operations

•	operating ratio

•	operating revenue

•	product sales (including new user sales)

•	customer service

The Compensation Committee may appropriately adjust any performance evaluation under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs; and

•

any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our Forms 10-K or 10-Q for the applicable year.

Transferability: Unless provided otherwise by the Compensation Committee, awards are generally only transferable (i) by a recipient’s last will and testament and by the applicable laws of descent and distribution, provided that, if our common stock is quoted on the NASDAQ Market or other national stock exchange, an award, other than an incentive stock option, may also be transferred (ii) pursuant to a domestic relations order or (iii) to any family member of the participant, to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners, with certain conditions. Each stock option or stock appreciation right will be exercisable during the participant’s lifetime only by the participant, the participant’s guardian or legal representative or an authorized transferee of the option or stock appreciation right as permitted by the 2005 Plan.

Change of Control: Under the 2005 Plan, in the event of a change in control, other merger, consolidation or otherwise, then the Compensation Committee will, in its sole discretion, determine the appropriate adjustment to outstanding stock awards, if any, to be effected. In addition, the Compensation Committee may accelerate the time or times at which any stock award may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the Compensation Committee in its sole discretion.

Adjustments: In the event that the number of shares of common stock shall be increased or decreased through reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or otherwise, the Compensation Committee may, in its discretion, adjust the number and kind of shares granted under the 2005 Plan, the number and kind of shares subject to outstanding stock options and restricted stock awards, the exercise price of outstanding stock options, and the number and kind of shares subject to the various limitations under the 2005 Plan.

Amendments: The Board of Directors may amend, alter or discontinue the 2005 Plan and the Compensation Committee may amend or alter any agreement or other document evidencing an award made under the 2005 Plan, provided that no action may be taken by the Board of Directors (except those described earlier in the “Adjustments” section) without the approval of the stockholders to:

•	increase the maximum number of shares for which awards may be granted under the 2005 Plan;

•	permit granting of stock options at less than fair market value;

•	reduce the exercise price of outstanding options;

•	extend the term of the 2005 Plan;

•	change the class of individuals eligible for the 2005 Plan;

•	otherwise amend the 2005 Plan in any manner requiring stockholder approval by law or under the NASDAQ Global Market listing requirements, if applicable;

•	increase the individual annual award limitations; and

•

impair the rights of any award holder without his or her consent (unless the Compensation Committee determines prior to any change of control that the amendment or alteration is required or advisable in certain situations).

Tax Consequences of the 2005 Plan

The following is a general summary of the United States federal income tax consequences to Adept and the participants resulting from the grant of awards under the 2005 Plan. This summary is based on the federal income tax laws that are in effect as of the date of this proxy statement, all of which are subject to change on a retroactive or prospective basis. The summary does not purport to be complete and does not discuss any tax consequences under state, local or foreign tax laws. In addition, the tax consequences to a participant may differ depending upon the participant’s individual circumstances. Adept urges the participant to consult his or her personal tax advisor regarding tax consequences of awards under the Plan.

Incentive Stock Options

No taxable income is recognized by a participant at the time of the grant of an incentive stock option, an ISO. In addition, the participant will not recognize income for regular federal income tax purposes at the time of the exercise of an ISO. A participant may, however, be subject to alternative minimum tax upon the exercise of an ISO because the excess of the fair market value of the shares acquired upon the exercise of an ISO (referred to as the ISO Shares) over the exercise price must be included in “alternative minimum taxable income.” A participant’s basis in the ISO Shares for regular federal income tax purposes will generally be the price paid upon the exercise of the ISOs. Adept will not be entitled to a deduction at the time of the grant or the exercise of an ISO.

If the participant holds the ISO Shares for at least one year from the date of exercise and two years from the date the option was granted, referred to as the ISO holding period, the participant generally will realize long term capital gain or loss upon disposition of the ISO Shares. This gain or loss will generally be equal to the difference between the amount realized upon the disposition and the amount paid for the ISO Shares upon exercise. Also, if the participant disposes of the ISO Shares after the expiration of the ISO holding period, “alternative minimum taxable income” of the participant is reduced in the year of the disposition by the excess of the fair market value of the ISO Shares at the time of the exercise over the amount paid for the ISO Shares.

If a participant disposes of the ISO Shares prior to the expiration of the ISO holding period, referred to as a Disqualifying Disposition, the participant will have: (1) ordinary income in an amount equal to the lesser of (a) the sales price of the ISO Shares over the exercise price of the ISOs, and (b) the fair market value of the ISO Shares on the date of the exercise of the ISOs over that exercise price; (2) capital gain in amount equal to the sales price of the ISO Shares over the fair market value of the ISO Shares on the date of the exercise of the ISOs; and (3) capital loss in an amount equal to the excess, if any, of the exercise price of the ISO over the sales price of the ISO Shares.

In the event of a Disqualifying Disposition of the ISO Shares, Adept will be entitled to a deduction to the extent that the participant realized ordinary income as a result of such Disqualifying Disposition, subject to the requirement of reasonableness, Section 162(m) of the Code, and the satisfaction of a tax reporting obligation.

Nonqualified Stock Options

A participant will not recognize any taxable income when a NQSO is granted. The participant will generally recognize ordinary income upon the exercise of the option equal to the excess of (a) the fair market value of the shares received upon the exercise of the NQSO, which is referred to as “Option Shares”, (including any shares withheld to pay applicable withholding taxes) on the exercise date over (b) the purchase price paid for those shares. The ordinary income recognized by a participant will be subject to applicable tax withholding, including applicable income taxes, FICA, and FUTA. The holding period for the Option Shares generally will begin on the day after exercise.

Upon a subsequent sale or other disposition of the Option Shares, the participant will recognize gain or loss equal to the difference between the amount realized on such disposition and the participant’s basis in those shares. The participant’s basis in the Option Shares will be equal to the exercise price of the NQSO plus the amount of ordinary income recognized by the participant as a result of the exercise of the NQSO. Any gain or loss on the subsequent sale or disposition of the Option Shares generally will be treated as long-term or short-term capital gain or loss, depending on whether the holding period for the Option Shares exceeds one year at the time of the sale or other disposition. If the participant sells Option Shares that are acquired upon the exercise of options for an amount less than the participant’s tax basis in those shares, the capital loss on the sale generally will not offset the ordinary income resulting from the participant’s exercise of the options (except that the participant may use up to $3,000 of capital losses annually to offset ordinary income).

Adept generally will be entitled to a deduction in connection with a participant’s exercise of a NQSO or a participant’s receipt of restricted stock to the extent that the participant recognizes ordinary income, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation.

This discussion assumes that Option Shares acquired upon the exercise of NQSOs are not subject to vesting restrictions. In the event that the Option Shares are subject to vesting restrictions, the tax consequences of the exercise of the NQSOs will be the same as that described below under the caption “Restricted Stock”.

Stock Appreciation Rights: The grant of a stock appreciation right is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Adept will be entitled to a tax deduction at the same time for the same amount. If the stock appreciation right is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock Units: Grantees of restricted stock units do not recognize income at the time of the grant of such restricted stock units. However, when the restricted stock units are paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and Adept will receive a corresponding deduction.

Restricted Stock: The tax consequences of the receipt of restricted stock will vary depending on whether or not the participant makes an election under Section 83(b) of the Code (“Section 83(b) Election”) with respect to the restricted stock. If the participant makes a Section 83(b) Election with respect to the restricted stock, he or she generally will be taxed at ordinary income tax rates on the excess of the fair market value of the restricted stock acquired (determined without regard to the effect on value of any vesting restrictions) over the purchase price paid for such stock. If the participant does not make a Section 83(b) Election, he or she will be taxed at ordinary income tax rates as the restricted stock vests, and the amount of ordinary income for each share of restricted stock will equal the excess of the fair market value of the share of restricted stock on the date the share vests over the purchase price paid for the share. A participant’s holding period for the shares of restricted stock generally will begin on the date that the participant acquires the shares (assuming the participant makes a Section 83(b) Election) or the date the shares vest (assuming the participant does not make a Section 83(b) Election).

Performance Award Units

A participant will not have taxable income upon the grant of a contingent right to payment under a performance award unit. Rather, taxation will be postponed until an amount becomes payable under a performance award unit, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable. Participants should consult their tax advisors regarding the requirements that must be satisfied in order for a deferral election to be deemed timely in light of the rules in Section 409A of the Internal Revenue Code.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the Section 162(m) restrictions discussed below, Adept will be entitled to a tax deduction at the same time and for the same amount.

Miscellaneous Tax Issues

Generally, Adept will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with the exercise of NQSOs or otherwise. The participant may be required to pay the withholding taxes to Adept or make other provisions satisfactory to Adept for the payment of the withholding taxes as a condition to the exercise of options.

Special rules will apply in cases where a participant pays the exercise or purchase price of the option or applicable withholding tax obligations by delivering previously owned shares of stock or by reducing the amount of shares otherwise issuable pursuant to the option. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired, and may constitute a Disqualifying Disposition with respect to ISO Shares. Participants should consult their own tax advisors regarding the consequences of the payment of exercise price by delivering previously owned shares.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the Section 162(m) restrictions discussed below, Adept will be entitled to a tax deduction at the same time and for the same amount.

For the individual serving as the chief executive officer of Adept at the end of the taxable year and for the individuals serving as officers of Adept or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief executive officer and chief financial officer) for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by Adept and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” Adept expects that NQSOs and ISOs should qualify as performance-based compensation. The Compensation Committee may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units and performance award units in order to qualify such grants as performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant, the Compensation Committee will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Code. In addition, the Compensation Committee will certify the extent to which the Qualifying Performance Criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation.

Stock Price

On September 28, 2007, the closing price of Adept common stock as reported by NASDAQ was $5.76.

New Plan Benefits

Future awards under the 2005 Plan to our non-employee directors, executive officers and employees are made at the discretion of the Compensation Committee. At this time, therefore, the benefits that may be received by our executive officers and other employees if our stockholders approve the proposed amendment to the 2005 Plan cannot be determined, and we have not included a table reflecting such benefits and awards. By way of background, please see the “Compensation Discussion & Analysis” and related compensation tables for a discussion of our executive compensation philosophy and for information regarding equity awards to our named executive officers in fiscal year 2007.

From November 3, 2005 (the date on which the 2005 Plan was approved by our stockholders) through September 28, 2007, the individuals or groups listed below have been granted the following options and share awards:

Name and Principal Position or Group	Options Granted	Share Awards
Robert H. Bucher Chief Executive Officer	0	0

Steven L. Moore Former Vice President of Finance and Chief Financial Officer	0	0

John D. Dulchinos President and Chief Operating Officer	18,500	0

Matthew J. Murphy Former Vice President, Product Development and Operations	40,000	0

Joachim Melis Vice President, Worldwide Sales	5,000	0

All Current Executive Officers, as a group (including current Named Executive Officers)	81,000	0

All Current Non-Employee Directors, as a group	0	0

All Employees, as a group (including current officers who are not Executive Officers)	110,000	18,650

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares of common stock represented and voting at the Annual Meeting, which shares voting affirmatively also constitute at least a majority of the required quorum, is required to approve the 2005 Plan. Because the affirmative vote of a majority of the quorum is required, if the number of abstentions results in the votes “for” the proposal not equaling at least a majority of the quorum, the proposal will not be approved. This will be the case even though the number of votes “for” the proposal exceeds the number of votes “against” the proposal.

The Board of Directors of Adept recommends a vote FOR the approval of the amendments to the 2005 Equity Incentive Plan. Unless marked to the contrary, proxies received will be voted FOR the approval of the amendments to the 2005 Equity Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of June 30, 2007, including options granted under the now-expired 1995 Director Option Plan and 1993 Stock Plan, as well as Adept’s currently effective 2001 Stock Option Plan, 2003 Stock Option Plan, 2004 Director Plan, 2005 Equity Incentive Plan and 1998 Employee Stock Purchase Plan.

Each of the plans requires stockholder approval to materially increase the number of shares of common stock authorized for issuance or reduce the exercise price of any outstanding option under such plans, in some cases where required by law or the requirements of the applicable exchange where Adept common stock is listed.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	802,433	(1)	$13.62	760,901	(3)
Equity compensation plans not approved by security holders (2)	281,327		$8.32	90,662	(2)
Total	1,083,760		$12.24	851,563

(1)	Excludes purchase rights accruing under our 1998 Employee Stock Purchase Plan, for which remaining available rights are included in column (c).
(2)	Issued under our 2001 Stock Option Plan. The Board of Directors adopted the 2001 Plan in August 2001 and provided that 520,000 shares of common stock be reserved for issuance thereunder. Options under the 2001 Plan may be granted, as complies with applicable law, to employees either from time to time at the discretion of the Compensation Committee of the Board of Directors or automatically upon the occurrence of specified events, including, without limitation, reduction of at will employees’ salaries and the achievement of performance goals. The exercise price of the options is at 100% of the fair market value of Adept’s common stock on the date of the grant. Options generally vest over a time period generally consisting of monthly vesting in equal installments over a four-year period. Options granted in 2001 for reduction of at will employees’ salaries vest in equal monthly increments over the salary reduction period. All stock options granted under the 2001 Plan have an expiration date of 10 years from the date of the grant. In October 2003, the Board amended the 2001 Plan to require stockholder approval to materially increase the number of shares of common stock authorized for issuance or reduce the exercise price of any outstanding option under the plan.
(3)	Includes 483,031 shares available for issuance under the 1998 Employee Stock Purchase Plan as of July 1, 2007. The aggregate number of shares of Adept common stock available for issuance under the 1998 Employee Stock Purchase Plan is subject to an annual increase as of the first day of Adept’s fiscal year in an amount equal to the lesser of: (i) 120,000 shares, (ii) 3% of the common stock outstanding on the last day of the prior fiscal year, or (iii) a lesser amount as determined by Adept’s Board. At June 30, 2007, 3% of Adept’s outstanding shares was equal to approximately 237,406 shares, thus the authorized shares were increased by 120,000. Also includes 368,532 shares available for issuance at the end of fiscal 2007 under the 2003 Stock Option Plan, the 2004 Director Plan and the 2005 Equity Incentive Plan, but does not include the 200,000 shares proposed in this proxy statement to be authorized for issuance under the 2005 Equity Incentive Plan if approved by the stockholders.

Since June 30, 2007, in connection with Adept’s reduction in force of employees, a significant amount of additional shares have become available for future issuance under Adept’s equity incentive plans.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On October 17, 2005, Adept’s Board of Directors, based on the selection recommendation of the Audit Committee, decided not to renew the engagement of its then current independent auditors, Ernst & Young LLP, and retained Armanino McKenna LLP as its independent auditors with respect to the audit of Adept’s financial statements for fiscal 2006.

During Adept’s two fiscal years ended June 30, 2005, and during the subsequent interim period preceding the replacement of Ernst & Young LLP, there was no disagreement between Adept and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its reports. The audit reports of Ernst & Young LLP on the consolidated financial statements of Adept as of and for the last two fiscal years ended June 30, 2005 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles.

During Adept’s two fiscal years ended June 30, 2005, and during the subsequent interim period preceding the replacement of Ernst & Young LLP in October 2005, Adept did not consult with Armanino McKenna LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Adept’s financial statements.

The Audit Committee of the Board of Directors has selected Armanino McKenna LLP as independent auditors of Adept for the fiscal year ending June 30, 2008 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Armanino McKenna LLP has audited Audit’s financial statements since fiscal 2006. A representative of Armanino McKenna LLP is expected to be present at our annual meeting, and will have an opportunity to make a statement and to respond to appropriate questions.

Stockholder ratification of the selection of Armanino McKenna LLP as Adept’s independent auditors is not required by Adept’s bylaws or otherwise. However, the Board is submitting the selection of Armanino McKenna LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Armanino McKenna LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year, if it determines that such a change would be in the best interests of Adept and its stockholders.

Ratification of the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for the fiscal year ending June 30, 2008 requires the affirmative vote of a majority of the shares represented and voting at the annual meeting, which shares voting affirmatively also constitute at least a majority of the required quorum. Because the affirmative vote of a majority of the quorum is required, if the number of abstentions or broker non-votes results in the votes “for” the proposal not equaling at least a majority of the quorum, the proposal will not be approved. This will be the case even though the number of votes “for” the proposal exceeds the number of votes “against” the proposal.

The Board of Directors recommends that stockholders vote FOR the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for the fiscal year ending June 30, 2008. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of Armanino McKenna LLP.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee primarily assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting and financial reporting practices of Adept and reviewing the independence and performance of Adept’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process. Adept’s independent auditors are responsible for expressing an opinion on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. The independent auditors report directly to the Audit Committee and have unrestricted access to the Committee.

During fiscal 2007, the Audit Committee reviewed and discussed with Adept’s independent auditors, the overall scope and plans for the fiscal 2007 year-end audit. In addition, the Audit Committee met with management and the independent auditors to review and discuss the audited financial statements as of and for the fiscal year ended June 30, 2007. The Audit Committee also reviewed and discussed the independent auditor’s evaluation of internal controls, and the results of the independent auditors’ examination of the financial statements, both with and without the presence of management.

In addition, the Audit Committee has discussed with the independent auditors their judgments as to the acceptability and quality of Adept’s accounting principles, and such other matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Further, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Adept and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Adept’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 for filing with the SEC. The Audit Committee also recommended the reappointment of Armanino McKenna LLP as independent auditors of Adept and the Board concurred with such recommendation.

Respectfully submitted by the Audit Committee of the Board of Directors of Adept Technology, Inc. for the fiscal year ended June 30, 2007.

A. Richard Juelis, Chairman

Michael P. Kelly

Cary R. Mock

PRINCIPAL ACCOUNTING FEES AND SERVICES

Until October 2005, Adept’s independent public accountants were Ernst & Young, LLP. On October 17, 2005, Adept terminated Ernst & Young LLP and engaged the independent public accounting firm Armanino McKenna LLP. See the discussion regarding Ernst & Young LLP above under “Proposal Three—Ratification of Independent Auditors.”

The following table presents fees billed to Adept for professional services rendered by Armanino McKenna LLP and by Ernst &Young LLP for the fiscal years ended June 30, 2006 and June 30, 2007. While Armanino McKenna LLP was responsible for auditing our financial statements for the fiscal years ending June 30, 2006 and 2007, Ernst & Young was required to consent to the inclusion in SEC filings of our financial statements for prior fiscal years ending June 30, 2005 and 2004, during which they had performed our audits.

	Fees billed by Armanino McKenna LLP for fiscal year ended		Fees billed by Ernst & Young LLP for fiscal year ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Audit Fees (1)	$533,279	$628,295	$11,500	$99,641
Audit-Related Fees (2)	—	—	—	—

Audit and audit-related fees	533,279	628,295	11,500	99,641
Tax Fees (3)	—	—	—	—
All Other Fees	—	—	—	—

Total fees	$533,279	$628,295	$11,500	$99,641

(1)	Includes fees for the audit of Adept’s consolidated financial statements included in Adept’s Annual Report on Form 10-K, fees for the review of the interim condensed consolidated financial statements included in Adept’s Quarterly Reports on Form 10-Q and amendments thereto on Form 10-Q/A, and fees for services that are normally provided by Adept’s independent public accountants in connection with statutory and regulatory filings or engagements. Amount reflects fees billed to date and unbilled accrued fees for services rendered in connection with the audit of the financial statements for fiscal 2007. Additional fees may be incurred and billed for these services.
(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of Adept’s consolidated financial statements that are not reported under “Audit Fees.”
(3)	Includes fees for tax compliance, tax advice and tax planning.

Independent Auditors

The appointment of our independent auditors is approved annually by the Audit Committee of our Board of Directors. Armanino McKenna LLP, an independent registered public accounting firm, has been our auditor since October 2005 and was our independent auditor for fiscal year 2007. The Audit Committee of our Board of Directors has appointed Armanino McKenna LLP as our independent auditor for the fiscal year ending June 30, 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditor

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit and permissible non-audit services provided by Armanino McKenna LLP prior to the engagement of Armanino McKenna LLP with respect to such services. As the Audit Committee has not delegated any pre-approval authority, the Audit Committee has not adopted any specific pre-approval policies and procedures for delegates relating to the engagement of its independent auditors. None of the services described in the table above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has determined that the fees for services rendered were compatible with maintaining Armanino McKenna LLP’s independence from Adept.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the outstanding shares of Adept common stock held by:

•	each person known by Adept to beneficially own more than 5% of Adept’s outstanding common stock;

•	each director of Adept;

•	each of the executive officers and former executive officers of Adept named in the Summary Compensation Table below; and

•	all current directors and executive officers of Adept as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days after the record date are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the principal address of each of the following persons is c/o Adept Technology, Inc., 3011 Triad Drive, Livermore, California 94551.

	Common Shares Beneficially Owned (1)
Beneficial Owner	Shares Owned	Options / Warrants to Purchase Shares	Total Shares Beneficially Owned	Percent
5% Holders
Austin W. Marxe and David M. Greenhouse (2) c/o Special Situations Funds 153 East 53rd Street New York, NY 10022	2,482,484	888,890	3,371,374	38.2%
Kopp Investment Advisors, LLC (3) 7701 France Avenue South, Suite 500 Edina, Minnesota 55435	1,277,000	—	1,277,000	16.1%
Jon D. Gruber and J. Patterson McBaine (4) c/o Gruber & McBaine Capital Management, LLC 50 Osgood Place San Francisco, California 94133	794,431	222,221	1,016,652	12.5%
Crosslink Capital Inc. (5) Two Embarcadero Center, Suite 2200 San Francisco, CA 94111	956,251	—	956,251	12.0%
Officers and Former Officers of the Company
Robert H. Bucher	600	232,812	233,412	2.9%
John D. Dulchinos	15,206	48,484	63,690	*
Matthew J. Murphy (6)	2,107	55,233	57,340	*
Joachim Melis	—	20,459	20,459	*
Steven L. Moore (7)	—	—	—	—
Non-employee Directors of the Company
Michael P. Kelly, Chairman	—	7,220	7,220	*
Charles H. Finnie	—	3,541	3,541	*
A. Richard Juelis	2,500	5,750	8,250	*
Robert J. Majteles	—	6,083	6,083	*
Herbert J. Martin	—	4,500	4,500	*
Cary R. Mock	—	7,220	7,220	*
All current executive officers and directors as a group (12 persons)	18,306	359,255	377,561	4.6%

*	Less than 1%

This table is based upon information supplied by officers, directors and principal stockholders, and Schedules 13D and 13G filed with the SEC. Beneficial ownership of greater than five percent of Adept’s outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC except as noted below, while beneficial ownership of executive officers and directors is as of September 28, 2007. All numbers have been adjusted to reflect the one-for-five reverse stock split effective February 25, 2005.

(1)	Applicable percentage ownership for all stockholders other than Austin W. Marxe and David M. Greenhouse (“Marxe and Greenhouse”) and Jon D. Gruber and J. Patterson McBaine (“Gruber and McBaine”) is based on 7,945,604 shares of common stock outstanding as of the record date together with options for the applicable stockholder currently exercisable or exercisable within 60 days after the record date. The number of shares outstanding for the calculation of percentage of ownership for Marxe and Greenhouse and Gruber and McBaine includes shares of common stock for which Marxe and Greenhouse or Gruber and McBaine, respectively, have the right to acquire beneficial ownership through conversion of warrants issued on November 18, 2003. See Note 2 below for more information regarding Marxe and Greenhouse and Note 4 below for more information regarding Gruber and McBaine.
(2)	Reflects ownership as reported on Form 13F filed with the SEC for the period June 30, 2007, as updated by Marxe & Greenhouse. Marxe and Greenhouse beneficially own 2,482,484 shares of Adept common stock and warrants to purchase 888,890 shares of common stock which consists of: (i) 314,580 shares of common stock, and warrants to purchase 111,110 shares of common stock owned by Special Situations Cayman Fund, L.P.; (ii) 868,666 shares of common stock, and warrants to purchase 306,476 shares of common stock owned by Special Situations Fund III QP, L.P.; (iii) 76,108 shares of common stock, and warrants to purchase 26,864 shares of common stock owned by Special Situations Fund III, L.P.; (iv) 613,190 shares of common stock, and warrants to purchase 222,220 shares of common stock owned by Special Situations Private Equity Fund, L.P.; (v) 99,490 shares of common stock, and warrants to purchase 36,670 shares of common stock owned by Special Situations Technology Fund, L.P.; and (vi) 510,450 shares of common stock and warrants to purchase 185,550 shares of common stock owned by Special Situations Technology Fund II, L.P. AWM Investment Company, Inc. (“AWM”) serves as the general partner of MGP Advisers Limited (“MGP”), the general partner of and investment adviser to the Special Situations Fund III, L.P. and the general partner of Special Situations Cayman Fund, QP L.P. AWM is also the general partner of and investment adviser to Special Situations Cayman Fund, L.P., and serves as the investment adviser to Special Situations Fund III, QP, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., and Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(3)	Reflects ownership as reported on Schedule 13D filed with the SEC for July 6, 2007 by Kopp Investment Advisors, LLC, or KIA. As set forth in KIA’s filing, this figure represents shares beneficially owned by (i) KIA, a registered investment advisor, (ii) Kopp Holding Company, LLC, (iii) Kopp Holding Company and (iv) LeRoy C. Kopp individually and through his control over Kopp Holding Company, LLC, which is the sole owner of KIA, through Kopp Holding Company. KIA beneficially owns 1,277,000 shares of Adept common stock, has sole voting power over 1,264,000 shares, sole dispositive power over 575,000 shares and shared dispositive power over 702,000 shares.
(4)

Reflects ownership as reported on Schedule 13G filed with the SEC on January 12, 2007 and as updated by Gruber and McBaine to Adept as of August 31, 2007. This figure represents shares beneficially owned by (i) Gruber and McBaine Capital Management, LLC (“GMCM”), a registered investment advisor, (ii) Jon D. Gruber, (iii) J. Patterson McBaine, and (iv) Lagunitas Partners, and consists of 635,063 shares of Adept common stock and warrants to purchase 222,221 shares of common stock. GMCM beneficially owns 635,063 shares of Adept common stock and has shared voting power and shared dispositive power over 635,063 shares. Mr. Gruber has beneficial ownership of 635,063 shares of Adept common stock, sole voting power and sole dispositive power over 72,594 shares, shared voting power and shared dispositive power over 707,657 shares and warrants to purchase 22,222 shares. Mr. McBaine has beneficial ownership of 635,063 shares of Adept common stock, sole voting and sole dispositive power over 86,774 shares, shared voting power and shared dispositive power over 721,837 shares and warrants to purchase 22,222 shares. Lagunitas Partners beneficially owns 369,426 shares of Adept common stock, has shared voting power and shared dispositive power over 369,426 shares and warrants to purchase 133,333 shares. Mr. Gruber and Mr. McBaine are the managers, controlling persons and portfolio managers of GMCM. Lagunitas Partners is an investment limited partnership of which GMCM is the general partner.

(5)	Reflects ownership as reported on Form 13D filed with the SEC on May 13, 2007 by Crosslink. As set forth in Crosslink’s filing, this figure represents shares beneficially owned by the following Crosslink Affiliates: (i) Crossover Fund IV Management, LLC, a Delaware limited liability company, which has beneficial ownership of 284,415 shares of Adept common stock and shared voting power and shared dispositive power over 284,415 shares; (ii) Crosslink Ventures IV Holdings, LLC, a Delaware limited liability company, which has beneficial ownership of 652,359 shares of common stock and shared voting power and shared dispositive power over 652,359 shares; (iii) Crosslink Verwaltungs GmbH, which has beneficial ownership of 19,477 shares of Adept common stock and shared voting power and shared dispositive power over 19,477 shares; (iv) Michael J. Stark; (v) Thomas Edward Bliska; (vi) Daniel John Dunn; (vii) David J. Epstein; (viii) James Feuille; (ix) Charles H. Finnie; (x) Peter D. Rip; (xi) Alain S. Harrus; and (xii) Bruce MacNaughton. Mr. Stark has beneficial ownership of 956,251 shares and shared voting and dispositive power over 956,251 shares. Messrs Bliska, Dunn, Epstein, Feuille, Finnie and MacNaughton each have beneficial ownership of 936,774 shares and shared voting and dispositive power over 936,774 shares. Messrs Rip and Harrus each have beneficial ownership of 652,359 shares and shared voting and dispositive power over 652,359 shares. Crosslink is an investment advisor to investment funds of which Crossover IV Management, Crosslink IV Holdings or Crosslink Verwaltungs is the general partner or manager of Class B units. Mr. Stark is the control person of Crosslink. Messrs. Stark, Kaufman, Bliska, Dunn, Epstein, Feuille, Finnie and MacNaughton are control persons of Crossover IV and Crosslink IV Holdings. Mr. Stark is the control person of Crosslink Verwaltungs. Mr. Finnie is a director of Adept.
(6)	Mr. Murphy was Vice President, Engineering of Adept until September 7, 2007. Mr. Murphy’s options expired unexercised on October 7, 2007.
(7)	Mr. Moore was Vice President, Finance and Chief Financial Officer for Adept until July 17, 2007. Mr. Moore’s options expired unexercised on August 17, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Adept’s executive officers and directors, and persons who own more than ten percent of a registered class of Adept’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Adept with copies of all Section 16(a) forms they file. To Adept’s knowledge, based solely on a review of the copies of such reports furnished to us or written representations received from certain reporting persons, during fiscal 2007, all Section 16(a) filing requirements applicable to our officers and directors were met. Adept cannot confirm that all Section 16 filings were timely filed by greater than ten percent beneficial owners that are not directors or officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy/Objectives

Our overall philosophy with regards to executive compensation is to provide a compensation package that enables us to attract and retain highly qualified individuals whose abilities are critical to our long-term success, and to motivate these executives to achieve superior performance. Our compensation program for our Named Executive Officers (NEOs) is based upon the following underlying principles:

•	The NEOs’ total direct compensation (consisting of salary, annual incentive compensation and long-term equity incentive opportunities) should be competitive;

•

A substantial portion of each NEO’s compensation should be at risk, with payment of that portion tied to achievement of specific, primarily corporate, financial, organizational or other performance goals; and

•

Our compensation program should align each NEO’s interests with the interests of stockholders by providing executives with long-term equity incentive compensation opportunities and promoting stock ownership.

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. During fiscal 2007 the members of the committee were Herbert Martin, Robert Majteles and Cary Mock, each an independent, non-employee director, and Mr. Mock served as Chairman. After the Annual Meeting of Stockholders, Mr. Martin will serve as Chairman of the Compensation Committee and Mr. Kelly will serve as a member.

Under the terms of its charter, the Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers, administering our executive incentive compensation program, and reviewing, approving and administering all other employee compensation and benefit programs, including our equity compensation plans. The Compensation Committee has direct authority and responsibility to oversee Adept’s overall compensation structure, policies and programs and to assess whether our compensation structure establishes appropriate incentives for management and employees.

In fulfilling its role, the Compensation Committee meets to review and approve corporate goals and objectives relevant to the compensation of our CEO and other NEOs, evaluate the performance of our CEO and other NEOs in light of these goals and objectives, and determine and approve annual compensation both for our CEO and the other NEOs based on this evaluation. The CEO does not have a role in setting his own compensation.

The Compensation Committee reviews and determines the compensation of our CEO and our other NEOs, based, in part, on its evaluation of a variety of criteria such as comparable and market compensation data, executive performance and potential, and other information determined by the Compensation Committee to be important. The Compensation Committee also considers the recommendations of the CEO when determining annual compensation for our other NEOs. On at least an annual basis, the Compensation Committee or Board also approves stock option or other equity or cash incentive awards for all our NEOs. In addition, the Compensation Committee reviews and recommends to the Board of Directors employment agreements and severance arrangements for our NEOs.

Periodically, the Compensation Committee reviews the compensation of directors for service on Adept’s Board and its committees and recommends changes to the Board. The Committee also performs self-evaluations and assesses the adequacy of the Committee’s charter and recommends and modifications or amendments to the Board.

The Compensation Committee has the authority to retain outside counsel, experts and other advisors and to obtain other data or resources as it determines appropriate. During fiscal 2007, the Compensation Committee did not elect to use its authority to utilize additional resources beyond those made available by our company.

Competitive Benchmarking / Review of External Data

In determining executive compensation for fiscal 2007 and to make certain that our compensation programs meet the objectives described above, the Compensation Committee relied on compensation information produced by Radford Surveys + Consulting, a compensation consulting firm for the technology industry. The information considered by the Compensation Committee was drawn from Radford’s database and was limited to 300 technology companies under $200 million in revenues in northern California, which criteria the Committee determined were sufficiently comparable to Adept. In making its decisions about compensation for individual executives, the Committee reviewed comparable salary, equity incentive, cash incentive and benefit information, by position, from Radford.

In planning for compensation of executive officers in fiscal 2008, the Compensation Committee determined that more specific and focused criteria should be used to benchmark executive compensation levels. Utilizing data from Radford Surveys + Consulting, Adept identified a peer group of 16 companies considered to be most closely comparable to Adept (as detailed below), and also defined a supplemental list of 27 additional companies considered to be similar to Adept. Key parameters utilized in identifying the list of peer companies for fiscal 2008 specified that the companies be publicly traded, between $30 million and $100 million in revenue, headquartered in Northern California., and in the hardware and software technology industry. The supplemental group of 27 companies also met these criteria, except were generally technology companies, without specific hardware/software focus. The supplemental group data was used where peer group data was insufficient to address specific items.

The 16 companies determined to be most comparable to Adept (the “Peer Group”) are:

Accuray Inc.	Natus Medical Inc.

California Micro Devices Corp.	Nextest Systems Corp

Cutera, Inc.	RAE Systems Inc.

Ditech Networks Inc.	Sigma Designs, Inc.

8x8, Inc.	Thermage, Inc.

Electroglas, Inc.	Ultratech, Inc.

LaserCard Corp.	Volterra Semiconductor Corp

MIPS Technologies, Inc.	ZiLog, Inc.

Compensation Program

In line with the principles noted above, our executive compensation program generally is comprised of three elements: (i) base salary, which is established primarily on the basis of individual qualifications, performance and market considerations, (ii) annual variable performance awards payable in cash and tied to Adept’s achievement of financial performance goals and the executive’s contribution to the achievement of those goals, and (iii) long-term stock-based incentive awards that are intended to strengthen the mutuality of interests between the executive officers and the stockholders.

Each of the three elements described above is designed to reward different results, as shown below:

Compensation Element	Designed to Reward	Relationship to Objectives
Base Salary	Individual experience, qualifications and performance of the NEO	Provides competitive compensation to attract and retain NEOs; Rewards past performance

Annual Variable Pay	Success in reaching corporate goals	Provides competitive compensation to attract and retain NEOs Compensation is at risk so that NEOs are motivated to achieve corporate goals

Long-Term Stock-Based Incentive Awards	Increase stockholder value by achieving long-term goals for revenue growth and operating profit	Aligns the NEOs’ interests with the interests of our stockholders Promotes stock ownership

The mix between elements of compensation varies by NEO, but in general the Compensation Committee adheres to our overall philosophy of offering compensation that is competitive; providing NEOs with significant opportunity to earn additional, at risk compensation by meeting or exceeding business plan objectives; and including long-term equity opportunities as an important compensation element. Generally, the mix of at risk compensation elements is more weighted towards cash compensation in the form of commission payments for our sales executives, who can most directly influence sales of our products. In addition, option awards generally have comprised a higher percentage of the mix of at risk compensation for our U.S. executives than for our executives outside the U.S., as equity awards are generally considered to be a more important element of compensation among U.S. employees.

The mix of target compensation for fiscal 2007 for each of our NEOs was as follows:

FISCAL 2007 NEO TARGET COMPENSATION

		At Risk Compensation
	Salary as % of Total	Target Bonus/ Commission as % of Total (1)	Value of Option Grants as % of Total (2)	% of Total Target Compensation at Risk
Robert H. Bucher—Chief Executive Officer	51%	15%	33%	49%
Steven L. Moore—Former Vice President of Finance and Chief Financial Officer	45%	14%	41%	55%
John D. Dulchinos—President and Chief Operating Officer	50%	33%	17%	50%
Matthew J. Murphy—Former Vice President, Product Development and Operations	58%	12%	31%	42%
Joachim Melis—Vice President, Worldwide Sales	62%	31%	7%	38%

(1)	Reflects possible bonus or commission, at target revenue levels (and at target operating income for non-sales), under 2007 Bonus Plan
(2)	Reflects value of options granted for 2007 fiscal year as determined under Black-Sholes model.

Elements of Executive Compensation

Base Salary

Base salary is primarily determined by competitive pay and individual job performance. Base salaries for NEOs are reviewed annually, or more frequently should there be significant changes in responsibilities. In each case, the Compensation Committee takes into account the results achieved by the executive, his future potential, scope of responsibilities and experience, and competitive salary practices.

In November 2006, the Compensation Committee reviewed and evaluated salary levels for each of our NEOs based on the factors listed above. In evaluating the competitiveness of our NEOs’ salaries, the Compensation Committee compared each NEO’s pay with a target amount equal to the 50% percentile of comparable companies using Radford’s surveys, including 300 technology companies under $200 million in revenues in northern California. The Compensation Committee kept our CEO’s salary at the same level, which was 94% of the targeted salary amount. The salary of Steven Moore, our former CFO, was left unchanged, as Mr. Moore had joined our company only four months prior. The salary of John Dulchinos, formerly our Vice President Worldwide Sales and now our President and Chief Operating Officer, was increased by 20%, bringing his salary to 114% of the targeted amount. This increase was intended to reward Mr. Dulchinos both for his performance the previous fiscal year in establishing our strategy to enter new high-growth markets as Vice President, Emerging Markets, and to compensate and motivate him for the additional responsibilities he accepted in transitioning to Vice President of Worldwide Sales in fiscal 2007, in which role he became directly accountable for managing the worldwide sales function. The salary of Matthew Murphy, our former Vice President, Product Development and Operations, was increased by 3%, bringing his salary to 112% of the targeted amount. This increase was intended to ensure that Mr. Murphy’s salary remained competitive given the scope of his role and responsibilities in leading the design and delivery of new products. The salary of Joachim Melis, Vice President, Europe was left unchanged, as it was deemed that the opportunity to increase his compensation should be directly tied to his performance in managing and generating sales in Europe rather than to fixed compensation.

On and effective June 28, 2007, Mr. Bucher resigned from the position of President of Adept to permit the promotion of Mr. Dulchinos to that role. Mr. Bucher continues to serve as Chief Executive Officer of the Company and a member of our Board of Directors. The Board of Directors appointed John D. Dulchinos to serve as the President and Chief Operating Officer of Adept. Accordingly, the Board approved certain changes to compensation payable to Mr. John Dulchinos effective upon Mr. Dulchinos’ appointment to serve as President and Chief Operating Officer of the Company, including an increase in annual salary to $235,000.

On and effective June 28, 2007, Mr. Joachim Melis was promoted from Vice President, Europe, where he was responsible for managing our European operations and for managing and generating sales in Europe, to Vice President Worldwide Sales. His salary was not adjusted at the time of his promotion, as the Compensation Committee determined to review additional data as part of their annual evaluation of executive compensation before making such an adjustment.

Cash Incentive Compensation and the Fiscal 2007 Executive and Key Employee Bonus Plan

The Compensation Committee sets new goals for Adept each fiscal year on the basis of past performance and objectives for the next fiscal year. In November 2006, the Board of Directors approved the Fiscal 2007 Executive and Key Employee Bonus Plan (the “2007 Plan”), that established the cash bonus and commission parameters for our NEOs for fiscal 2007. The purpose of the 2007 Plan was to motivate and reward the CEO and other NEOs to:

•	increase revenues;

•	control operational expenses;

•	improve gross margins; and

•	improve profitability.

The 2007 Plan was designed to reward the executive officer team as a group for performance that met or exceeded the base plan expectations for corporate performance. These expectations included specific corporate revenue and operating profit goals for the fiscal year that were set and established by the CEO and approved by the Board. In fiscal 2007, eligible participants under the 2007 Plan consisted of our NEOs as well as all of the members of Adept’s executive management team. The maximum aggregate amount payable to any executive under the cash incentive portion of the 2007 Plan was $400,000. The 2007 Plan also was accompanied by option guidelines contemplating potential equity incentives, under which our executive officers, other than the CEO, could become eligible to receive up to 2,500 options of our common stock each quarter, based on individual performance against specific goals set for each NEO by the CEO. However, this portion of the 2007 plan was not utilized in fiscal 2007 as no individual performance goals were defined and therefore no performance grants were made.

Bonuses to our NEOs who are Non-Sales Executives

All of our NEOs, with the exception of Joachim Melis and John Dulchinos, were categorized as non-sales executives participating in the 2007 Plan. Our non-sales executives were evaluated and were to be rewarded based upon Adept’s annual operating profit and revenue goals. The 2007 Plan was designed to provide a maximum cash incentive up to a defined percentage of each participant’s base salary, determined at the commencement of the plan period. Each participant was eligible to earn an annual cash bonus under the 2007 Plan based on the following formula:

Final results % X Participant % of Salary Target X Annual Salary = Payout

•

Final results % was determined based on a matrix of possible annual financial results for Adept in fiscal 2007 in which the threshold for payout was $2.5 million operating profit and $45.0 million in revenue; the target for payout was $4.0 million operating profit and $65.0 million in revenue; and maximum payout would be reached at $5.0 million operating profit and $75 million in revenue. As the annual operating profit and revenue goals established for fiscal 2007 were not met, no cash bonus amounts were earned or paid out to eligible non-sales executives for fiscal 2007.

•

Participant % of Salary Target was determined for each executive based on a tiered structure that assigns the highest level of compensation risk and opportunity to those non-sales executives who have the greatest responsibility and opportunity to directly influence the Company’s performance against corporate objectives. The percentage of salary used to calculate potential cash bonus awards for each non-sales executive officer is as follows:

•	Mr. Bucher, CEO—60%

•	Mr. Moore, former CFO—40%, as described below

•	Mr. Murphy, former VP Product Development and Operations—40%

The exception to the bonus structure for non-sales executives was Mr. Moore, our former CFO. While Mr. Moore was eligible to receive up to 20% of his target salary percentage in fiscal 2007 based on the same corporate goals for annual operating profit and revenue as the other non-sales executives, he was eligible to receive the remaining 20% of his base salary under a different bonus structure. Under this structure, Mr. Moore was eligible to earn a cash incentive up to 20% of his annual base salary for the first half of fiscal 2007 based on the completion of financial process streamlining and simplification necessitated by the Company’s size and in preparation for Adept’s compliance with Sarbanes-Oxley. Mr. Moore did not receive a cash incentive payment under this structure for fiscal 2007.

Cash Commission and Bonuses to our NEOs who are Sales Executives

Joachim Melis and John Dulchinos are classified as sales executives for purposes of the 2007 Plan. Sales executives participating in the 2007 Plan were evaluated and rewarded with quarterly commission payments (in some cases paid in late fiscal 2007 or after fiscal 2007) based on a percentage of revenues generated, within the executive’s responsibility and geography determined at the commencement of the plan period. In determining the appropriate percentage of sales used to calculate commission for the two NEOs who participated in the 2007 Plan, the Compensation Committee used as a benchmark the 50% percentile of commission paid to sales executives at comparable companies using Radford’s surveys.

John Dulchinos, Vice President of Worldwide Sales, was paid quarterly commission at a rate of 0.2% of total worldwide revenues, totaling $97,377. As discussed above, Mr. Dulchinos was appointed as our President and Chief Operating Officer effective June 28, 2007. The terms of Mr. Dulchinos’ employment were amended in connection with his appointment as President and Chief Operating Officer such that Mr. Dulchinos will be compensated under a non-sales commission bonus program for fiscal 2008. Joachim Melis, Vice President Sales, Europe, was paid quarterly commission at a rate of 0.35% of European revenues, totaling $79,319. In addition, he was paid a discretionary bonus of $31,000 in recognition of his outstanding performance in generating European revenues in fiscal 2007. This bonus was not pursuant to the 2007 Plan. No other NEOs received discretionary bonuses for fiscal 2007.

Long Term Compensation

Equity Plans. We maintain four long-term incentive equity plans in which our NEOs are eligible to participate: the 2001 Stock Option Plan, as amended, the 2003 Stock Option Plan, as amended and the 2005 Equity Incentive Plan. We refer to these plans as the “Equity Plans”. The Equity Plans are intended to align stockholder and employee interests by creating a direct link between long-term rewards and the value of our common stock.

The Compensation Committee believes that long-term stock ownership by executive officers and employees is an important factor in retaining valued employees and in achieving growth in share value. We grant options primarily to our non-employee directors and our executive and senior management team. Option grants to NEOs utilize vesting periods that encourage the NEOs to continue in the employ of Adept. Because the value of an option bears a direct relationship to our stock price, the Compensation Committee believes that options motivate NEOs to manage Adept in a manner which will benefit all stockholders.

Annual Time-Based Stock Options. The Equity Plans authorize the Compensation Committee to award stock options to our NEOs. Option grants to NEOs generally are made on an annual basis, provided that each individual has performed well. The exercise price per share of each stock option is equal to the closing market price of a share of Adept common stock on the date the option is granted. The size of the stock option grants is determined by a number of factors, including:

•	comparable grants to executive officers and employees of similarly situated companies;

•	the NEO’s relative position and responsibilities with Adept;

•	the individual performance of the NEO over the previous fiscal year;

•	the anticipated contribution of the NEO to the attainment of our long-term strategic performance goals; and

•	the dilutive effect of the option grant.

Our CEO generally provides his recommendations to the Compensation Committee regarding specific grant amounts or ranges for our other NEOs, and the Board reviews and determines the option amounts granted to our other NEOs and sets the amounts granted to our CEO. In November 2006, new options grants were made to all of our NEOs, with the exception of Mr. Moore, who had not yet been with Adept for six months prior to the time the grants were made.

Quarterly Performance-Based Options. Under our option guidelines approved in connection with the 2007 Plan, NEOs other than our CEO were also potentially eligible to receive options to purchase shares of Adept common stock to be granted under the 2005 Plan related to their individual performance. Under our option guidelines, for fiscal 2007, each executive could potentially be considered for possible award of options to purchase 2,500 shares each quarter if he satisfied certain specified project or business objectives defined prior to the beginning of the quarter. Due to the dynamic nature of Adept’s business and activities, the evaluation of performance against each executive’s quarterly targets is made at the discretion of the CEO, subject to approval by the Compensation Committee or Board. Additional options could also be granted to NEOs other than the CEO if Adept meets defined revenue targets. This portion of the 2007 Plan was not utilized in fiscal 2007, as our CEO determined that it was in the best interests of the Company for the focus of the executive team to be entirely on corporate goals rather than individual objectives.

Fiscal 2008 Executive Compensation

The Board of Adept has recently adopted an executive bonus program for Fiscal 2008 that replaces cash incentive compensation for non-sales executives with equity incentive compensation in the form of restricted stock awards. Our Vice President Worldwide Sales will continue to be compensated under a revenue-based commission bonus structure. All members of Adept’s executive team, except for our Vice President, Worldwide Sales, will be eligible to receive incentive restricted stock awards as part of his or her compensation. Such awards will be made based on corporate performance criteria to be set by our CEO and approved by the Compensation Committee. Adept also expects that time-based stock option grants will continue to be made in fiscal 2008 on the basis described under “Annual Time-Based Stock Options” above.

Employee Benefit Plans

Our executive officers are eligible for the same benefits available to Adept employees. These include participation in a tax-qualified 401(k) plan, Employee Stock Purchase Plan and group life, health, dental, vision and disability plans.

Perquisites

Adept generally does not provide its executive officers with significant perquisites and personal benefits. Adept is providing John Dulchinos, President and COO, with a housing allowance until 2011 while employed with Adept. In addition, we provide an automobile allowance to Joachim Melis, Vice President Worldwide Sales who is based in Germany, in keeping with local business practices.

Severance Benefits

We generally do not provide severance to our executive officers. However, our employment letters with Robert Bucher, our CEO, and Steven Moore, our former CFO, include severance provisions in the case of a change of control of Adept. As described in more detail below under the heading “Termination / Change in Control Payments,” if there is a change in control of Adept and Mr. Bucher is not offered continued employment by the successor company (double-trigger), Mr. Bucher is entitled to a lump sum payment of six months of base salary and one year of accelerated vesting of his initial grant of options (the majority of which are already fully vested). The change in control terms included in Mr. Moore’s employment offer letter ceased to be effective upon his termination of employment in July 2007.

Our Compensation Committee approved the change in control benefits described above in order to give security to Messrs. Bucher and Moore during periods of change-in-control so that they are able to focus on the business and we retain those individuals during that transition period. In reviews of our change-in-control program to date, our Compensation Committee has concluded that the current benefits provided are appropriate.

Effective September 7, 2007, Mr. Murphy’s employment was terminated. In connection with his termination, we entered into a Severance Agreement and Release of All Claims with Mr. Murphy. Pursuant to such agreement, we paid to Mr. Murphy the sum of $37,271 in a single lump-sum payment and Mr. Murphy agreed to customary waivers and releases of claims. The Board of Directors determined that such severance was appropriate because Mr. Murphy was terminated as part of a corporate restructuring and received the same severance package as other employees terminated in the restructuring action.

Summary of Executive Compensation in Fiscal 2007

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, former Chief Financial Officer and the three most highly compensated executive officers other than the CEO and CFO, based on total compensation for their services with us in all capacities during the fiscal year ended June 30, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Grants ($) (4)(5)	Non-Equity Incentive Plan Compensation ($) (6)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Robert H. Bucher—Chief Executive Officer	2007	$340,000		—	—	$500,585	—		—	$14,969	(9)	$855,554
Steven L. Moore—Former Vice President of Finance and Chief Financial Officer (14)	2007	$207,308	(1)	—	—	$64,924	—		—	$15,056	(9)	$287,288
John D. Dulchinos—President and Chief Operating Officer	2007	$196,370	(2)	—	—	$47,378	$97,377	(7)	—	$52,718	(10)	$393,843
Matthew J. Murphy—Former Vice President, Product Development and Operations (15)	2007	$273,763	(3)	—	—	$90,863	—		—	$19,903	(11)	$384,529
Joachim Melis—Vice President, Worldwide Sales (13)	2007	$156,688		—	—	$24,419	$110,319	(8)	—	$13,633	(12)	$305,059

Salary

(1)	Mr. Moore’s annual base salary of $220,000 was reduced due to personal time taken without pay during fiscal 2007.
(2)	Mr. Dulchinos’ annual base salary was increased from $169,060 to $202,672 in November 2006.
(3)	Mr. Murphy’s annual base salary was increased from $268,800 to $276,864 in November 2006.

Option Awards

(4)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to fiscal 2007. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended June 30, 2007 for more information about how we account for stock based compensation.
(5)	Reflects both time-based initial or annual options to purchase shares of the Company’s stock as granted under our 2001 Stock Option Plan, 2003 Stock Option Plan and 2005 Equity Incentive Plan, as discussed in Compensation Discussion and Analysis under “Elements of Executive Compensation: Long Term Compensation.”

Non-Equity Incentive Plan Compensation

(6)	Reflects commissions paid or accrued in fiscal 2007 under our Fiscal 2007 Executive and Key Employee Bonus Plan. Also discussed in Compensation Discussion and Analysis under “Elements of Executive Compensation: Cash Incentive Compensation and the Fiscal 2007 Executive and Key Employee Bonus Plan.” Also reflects a discretionary bonus paid to Mr. Melis for his performance in fiscal 2007. No other cash bonuses were paid or accrued in fiscal 2007 for any of our named officers under our 2007 Plan.
(7)	Reflects quarterly commission payments made or accrued in fiscal 2007 for Mr. Dulchinos at a rate of 0.2% of total worldwide revenue based on the achievement of individual sales performance targets.
(8)	Reflects quarterly commission payments made or accrued in fiscal 2007 for Mr. Melis at a rate of 0.35% of total European revenue based on the achievement of individual sales performance targets. Also reflects a discretionary bonus of $31,000 awarded to Mr. Melis in recognition of outstanding performance in generating European sales in fiscal 2007.

All Other Compensation

(9)	Reflects health care, long-term disability and life insurance premiums paid by the Company on behalf of Mr. Bucher and Mr. Moore.
(10)	Includes payments made by the Company on behalf of Mr. Dulchinos of $14,982 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Dulchinos of i) $33,267 for housing allowance, and ii) $4,469 for stock options cancelled and reissued by Adept at a higher exercise price in January 2007 to avoid the imposition of additional, unintended tax liabilities on our affected employees under Section 409A of the Internal Revenue Code and the regulations and Internal Revenue Service guidance promulgated thereunder.
(11)	Includes payments made by the Company on behalf of Mr. Murphy of $15,434 for health care, long-term disability and life insurance premiums and payments made directly to Mr. Murphy of $4,469 for stock options cancelled and reissued by Adept at a higher exercise price in January 2007 to avoid the imposition of additional, unintended tax liabilities on our affected employees under Section 409A of the Internal Revenue Code and the regulations and Internal Revenue Service guidance promulgated thereunder.
(12)	Reflects payments made directly to Mr. Melis of €10,441, or approximately $13,633, for an automobile allowance.

Exchange Rate

(13)	During fiscal 2007, Mr. Melis was paid in local currency, which is the euro. Mr. Melis was paid a salary of €120,000 in fiscal 2007. He was also paid €10,441 in automobile allowance. Salary, automobile allowance and insurance premium amounts shown in dollars in the table above were derived using a daily average exchange rate for fiscal 2007 of US$1.30573 per euro. Commission and bonus amounts were calculated in dollars and paid in euros.

Departures

(14)	Mr. Moore served as our Chief Financial Officer throughout fiscal 2007. He resigned from this position effective July 17, 2007.
(15)	Mr. Murphy served as our Vice President, Product Development and Operations throughout fiscal 2007. His position was eliminated effective September 7, 2007 as part of a reduction in force initiated at the end of fiscal 2007.

The following table sets forth certain information with respect to the grant of non-equity and equity incentive plan awards under our Fiscal 2007 Executive and Key Employee Bonus Plan and our various stock option plans.

GRANT OF PLAN-BASED AWARDS IN FISCAL 2007

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Possible Payouts Under Equity Incentive Plan Awards				All Other Stock Awards; Number of Securities Underlying Options (#) (2)		Exercise or Base Price of Option Awards ($/share)		Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)		Maximum (#)
Robert H. Bucher—Chief Executive Officer	11/17/2006	$5,100 —	(4)	$102,000 —	(4)	$204,000 —	(4)	—	— —		— —	— 60,000	(9)	$	— 8.067	$	— 284,144

Steven L. Moore—Former Vice President of Finance and Chief Financial Officer	11/17/2006	$1,100 —	(5)	$66,000 —	(5)	$88,000 —	(5)	— —	— 10,000	(10)	— —	— —			— —		— —

John D. Dulchinos—President and Chief Operating Officer	11/17/2006 11/17/2006	— — —		$130,000 — —	(6)	— — —		— —	— — 10,000	(10)	— — —	— 18,500 —	(9)	$	— 8.067 —	$	— 87,612 —

Matthew J. Murphy—Vice President, Product Development and Operations	11/17/2006 11/17/2006	$2,769 — —	(7)	$55,373 — —	(7)	$110,746 — —	(7)	— —	— — 10,000	(10)	— — —	— 40,000 —	(9)	$	— 8.067 —	$	— 189,431 —

Joachim Melis—Vice President, Worldwide Sales	11/17/2006 11/17/2006	— — —		$77,000 — —	(8)	— — —		— —	— — 10,000	(10)	— — —	— 5,000 —	(9)	$	— 8.067 —	$	— 23,679 —

(1)	Refers to the potential payouts under our Fiscal 2007 Executive and Key Employee Bonus Plan, including commissions, as further discussed in Compensation Discussion and Analysis. No bonus amounts were paid to our NEOs under this plan for fiscal 2007.
(2)	During fiscal 2007, we granted options to our executives under our 2003 Stock Option Plan and our 2005 Equity Incentive Plan. All options have an exercise price that is the closing price of our common stock on NASDAQ on the date of grant and expire ten years from the grant date.
(3)	The grant date fair value of the option awards is calculated using the Black-Scholes valuation model using the following assumptions: a dividend rate of zero, interest rate of approximately 3.88%, an expected option life of 2.87 years, and volatility of approximately 53%. The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to fiscal 2007. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended June 30, 2007 for more information about how we account for stock based compensation.
(4)	Represents threshold, target and maximum bonus amounts up to 60% of Mr. Bucher’s annual base salary, based on corporate performance related to annual revenue and operating income metrics established by the Compensation Committee. No cash bonus was paid to Mr. Bucher for fiscal 2007 under the 2007 Plan.
(5)	Represents threshold, target and maximum bonus amounts up to 40% of Mr. Moore’s annual base salary, of which 20% is based on the completion of financial process streamlining and simplification commensurate with the Company’s size and in preparation for compliance with Sarbanes-Oxley; and 20% is based on corporate performance related to annual revenue and operating income metrics established by the Compensation Committee. No cash bonus was paid to Mr. Moore for fiscal 2007 under the 2007 Plan.
(6)	Represents target commission amounts for Mr. Dulchinos based on a commission rate of 0.2% of Adept’s target for total worldwide sales in fiscal 2007 of $65 million.
(7)	Represents threshold, target and maximum bonus amounts up to 40% of Mr. Murphy’s annual base salary, based on corporate performance related to annual revenue and operating income metrics established by the Compensation Committee. No cash bonus was paid to Mr. Murphy for fiscal 2007 under the 2007 Plan.
(8)	Represents target commission amounts for Mr. Melis based on a commission rate of 0.35% of the Company’s target for European sales in fiscal 2007 of $22 million.
(9)	Represents annual time-based vesting stock option grant awarded in November 2006 to named officers who had been employed by Adept for six months or more.
(10)	Represents potential option awards under our Fiscal 2007 Options Guidelines, pursuant to which each NEO, other than the CEO, was eligible to receive up to 2,500 per quarter to purchase shares of our common stock, based on personal performance against quarterly objectives as described in Compensation Discussion and Analysis under “Long Term Compensation—Quarterly Performance-Based Options.” No such performance options were awarded.

The following table sets forth certain information with respect to the outstanding equity awards held by the named executive officers at the end of the fiscal year ended June 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Robert H. Bucher—Chief Executive Officer	107,500 7,708 50,416 14,583 17,267 8,750	12,500 2,292 59,584 20,417 42,733 51,250	(2)	—	$ $ $ $ $ $	6.05 6.15 8.00 8.00 13.94 8.067	11/4/2013 5/4/2014 8/18/2015 4/27/2016 5/05/2016 11/17/2016	(2)

Steven L. Moore—Former Vice President of Finance and Chief Financial Officer	8,017	24,053		—		$13.52	6/12/2016

John D. Dulchinos—President and Chief Operating Officer	1,120 600 2,200 6,000 2,000 2,000 2,000 632 2,528 2,500 1,625 6,375 6,875 2,812 791 833 677 2,697	0 0 0 0 0 0 0 0 0 0 0 0 3,125 2,188 1,209 1,667 1,823 15,803	(3)	—	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	27.82 35.16 27.81 37.50 118.75 42.00 35.81 16.55 16.30 13.95 4.25 1.50 6.50 5.50 9.85 10.80 13.94 8.067	9/17/2008 2/11/2009 10/08/2009 2/01/2010 8/01/2010 6/15/2011 8/09/2011 10/22/2011 12/14/2011 5/03/2012 4/08/2013 4/08/2013 9/13/2014 3/09/2015 11/18/2015 2/09/2016 5/05/2006 11/17/2016	(3)

Matthew J. Murphy—Vice President, Product Development and Operations	12,000 600 360 432 2,500 1,625 6,375 12,187 7,031 791 833 1,354 5,833	0 0 0 0 0 0 0 2,813 5,469 1,209 1,667 3,646 34,167	(3)	—	$ $ $ $ $ $ $ $ $ $ $ $ $	45.00 35.81 16.55 16.30 13.95 4.25 1.50 5.00 5.50 9.85 10.80 13.94 8.067	4/04/2011 8/09/2011 10/22/2011 12/14/2011 5/03/2012 4/08/2013 4/08/2013 3/12/2014 3/09/2015 11/18/2015 2/09/2016 5/05/2016 11/17/2016	(3)

Joachim Melis—Vice President, Worldwide Sales	219 155 323 1,400 150 1,000 520 520 500 2,100 5,500 2,812 989 500 541 729	0 0 0 0 0 0 0 0 0 0 2,500 2,188 1,511 1,000 1,459 4,271		—	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	35.00 27.82 27.81 81.88 118.75 42.00 23.20 13.95 4.25 1.50 6.50 5.50 9.85 10.80 13.94 8.067	8/21/2008 9/17/2008 10/8/2009 5/11/2010 8/1/2010 6/15/2011 9/6/2011 5/3/2012 4/8/2013 4/8/2013 9/13/2014 3/9/2015 11/18/2015 2/9/2016 5/5/2016 11/17/2016

(1)	Unless otherwise noted, options vest 1/48th per month over four years.
(2)	In May 2006, Mr. Bucher was granted a performance option to purchase up to 65,000 shares. The number of shares for which the option is exercisable was determined to be 60,000 by the Compensation Committee in October 2006. This option vests over four years, commencing with 6/48ths vesting six months from the original date of grant, then 1/48th per month for the remaining 42 months.
(3)	To avoid unintended and severe tax penalties to our affected employees that otherwise would have resulted from the IRS’s adoption of IRS Code Section 409A, Adept amended this stock option in January 2007, which was originally awarded at an exercise price of $1.50 per share in April 2003, to reflect an exercise price of $4.25 per share, and paid the difference in exercise price directly to the option holder.

The following table sets forth certain information with respect to options exercised by each named executive officer during the fiscal year ended June 30, 2007.

OPTION EXERCISES DURING FISCAL YEAR 2007

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)
Robert H. Bucher—Chief Executive Officer	None	—
Steven L. Moore—Former Vice President of Finance and Chief Financial Officer	None	—
John D. Dulchinos—President and Chief Operating Officer	None	—
Matthew J. Murphy—Vice President, Product Development and Operations	None	—
Joachim Melis—Vice President Worldwide Sales	None	—

Pension Benefits

We do not offer pension benefits and have, therefore, omitted the Pension Benefits table.

Termination / Change in Control Payments

Change in Control Payments

We have entered into an employment offer letter with our Chief Executive Officer, Robert H. Bucher, which contains provisions that may be activated upon a change in control of Adept. We also were party to an employment offer letter with Steven L. Moore, our former Chief Financial Officer. The change in control provisions in Mr. Moore’s letter ceased to be effective upon his resignation in July 2007. None of our other named executive officers are entitled to severance or change in control payments.

Below is a summary of the change in control terms included in Messrs. Bucher’s and Moore’s employment offer letters. Each of the employment agreements with Messrs. Bucher and Moore provide that the executive can be terminated at will by either Adept or the executive, at any time, with or without notice, and for any reason, with or without cause.

Our 2001 Stock Option Plan, 2003 Stock Option Plan, 2005 Equity Incentive Plan and the related option grant agreements with our NEOs provide that, upon a change in control of Adept, the Compensation Committee may, but is not required to, accelerate the time or times at which any options may be exercised.

Employment Offer Letter with Robert H. Bucher

The employment agreement with Mr. Bucher provides that, in the event of a change in control of Adept as defined in the 2001 Stock Option Plan and set forth below, in which the surviving entity does not offer Mr. Bucher employment in a substantially identical capacity as Mr. Bucher’s employment with Adept or one of its subsidiaries immediately prior to the change of control with substantially similar compensation to the compensation being paid to Mr. Bucher at the time of such change in control, Mr. Bucher will be granted a lump sum payment of six months’ base salary and accelerated vesting of 1/4th of the aggregate options granted to Mr. Bucher under his employment offer letter (which is equivalent to an additional 12 months of vesting). As of June 30, 2007, of Mr. Bucher’s initial grants of 130,000 options, 115,208 options had already vested in accordance with their terms. Had Mr. Bucher left the Company due to a change of control as of June 30, 2007, the total amount payable to him would have been $173,913.

Employment Offer Letter with Steven L. Moore

The employment agreement with Mr. Moore was effective at our fiscal year end and provided that, in the event of a change in control of Adept as defined in the 2001 Stock Option Plan and set forth below, in which the surviving entity does not offer Mr. Moore employment in a substantially identical capacity and for substantially similar compensation as Mr. Moore’s employment with Adept or one of its subsidiaries immediately prior to the change of control with substantially similar compensation to the compensation being paid to Mr. Moore at the time of such change in control, Mr. Moore would be granted a lump sum payment of six months’ base salary and accelerated vesting of 1/4th of the aggregate options granted to Mr. Moore under his employment agreement (which is equivalent to an additional 12 months of vesting). Had Mr. Moore left the Company due to a change of control as of June 30, 2007, the total amount payable to him would have been $110,000.

Change in Control Definition

Our 2001 Stock Option Plan defines a “Change in Control” as (i) any merger or consolidation in which Adept shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Company’s Common Stock immediately prior to such transaction), (ii) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary), (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board, or (vi) any other event specified by the Committee, regardless of whether at the time an Option is granted or thereafter.

Stock Award Acceleration upon Termination on Account of Death or Permanent Disability

Each of our option grant agreements with our NEOs provides that upon the date of an NEO’s employment as a result of the death or Total and Permanent Disability of the NEO, the entire option shall become fully exercisable and shall be exercisable for a period expiring on the earlier of six months following termination or the expiration of the option term. Total and Permanent Disability has the meaning set forth in Section 22(e)(3) of the Internal Revenue Code.

If each of our NEOs died or terminated their employment as a result of a Total and Permanent Disability on June 30, 2007, they would each have realized the following amounts as a result of the acceleration of all of their outstanding options:

Name	Value of Accelerated Options as a result of Termination due to Death/Permanent Disability
Robert H. Bucher—Chief Executive Officer	$3,913
Steven L. Moore—Former Vice President of Finance and Chief Financial Officer	—
John D. Dulchinos—President and Chief Operating Officer	$1,816
Matthew J. Murphy—Vice President, Product Development and Operations	$8,281
Joachim Melis—Vice President Worldwide Sales	$1,816

All Other Terminations

None of our NEOs are currently of retirement age under our equity plans (age 65, or age 55 with the approval of the Compensation Committee). Upon a retirement, options granted to our NEOs do not accelerate but the NEOs are provided an additional period of time in which to exercise options that are vested as of the date of termination. None of our NEO’s respective agreements contain provisions for payments upon retirement nor do we offer our NEOs severance benefits in the case of a voluntary termination.

Compensation Committee Interlocks and Insider Participation

In fiscal 2007, the Compensation Committee consisted of Messrs. Mock, Majteles and Martin. No member of the Compensation Committee is, or was during fiscal 2007, an officer or employee of Adept or any of its subsidiaries. No member of the Compensation Committee is, or was during fiscal 2007, an executive officer of another company whose board of directors has a comparable committee on which one of Adept’s executive officers serves.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of the Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for the fiscal year ended June 30, 2007.

Cary R. Mock, Chair

Herbert J. Martin

Robert J. Majteles

October 4, 2007

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions

Arrangements with Investors in 2003 Financing

On November 18, 2003, Adept completed an equity financing, referred to as the 2003 Financing, by several investors, including affiliates of Jon D. Gruber and J. Patterson McBaine and affiliates of Austin W. Marxe and David M. Greenhouse as identified in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. Under the purchase agreement with the affiliates of Marxe and Greenhouse, referred to as the SSF Purchase Agreement, we sold an aggregate of 1,777,780 shares of common stock at a per share purchase price of $4.50 and issued warrants to purchase an aggregate of 888,890 of common stock at an initial per share price equal to $6.25. Under the purchase agreement with the affiliates of Gruber and McBaine, referred to as the Gruber Purchase Agreement, we sold an aggregate of 444,444 shares of common stock at a per share purchase price of $4.50 and issued warrants to purchase an aggregate of 222,222 of common stock at an initial per share price equal to $6.25, with substantially similar terms as the SSF Purchase Agreement.

Pursuant to the SSF Purchase Agreement (but not the Gruber Purchase Agreement), Adept agreed to the director designation rights of SSF discussed above. Adept also agreed to provide the investors with certain information rights, covenanted to take various actions, including registering the common stock and shares issuable upon conversion of the warrants issued in the 2003 Financing, and listing such shares and warrants shares, and refraining from materially reducing its insurance. Adept also granted rights to indemnification generally for an 18-month period for its representations, warranties and covenants in the purchase agreements.

The warrants issued in the 2003 Financing expire on November 18, 2008. The number of shares issuable upon exercise and the per share exercise price of the warrants is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Subject to certain exceptions, the per share exercise price of the warrants is also subject to weighted average antidilution adjustment in the case of an issuance of common stock or securities exercisable for or convertible into common stock, at a per share price less than the per share exercise price of the warrants then in effect. The warrants are exercisable at any time prior to their expiration date by delivering the warrant certificates, together with a completed election to purchase and the full payment of the exercise price or by means of a “net exercise” feature under which Adept does not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by Adept in lieu of payment of the exercise price. Under limited circumstances, where the closing price of Adept common stock is at least $12.50, subject to adjustment for stock splits and similar events, for 20 consecutive trading days during which a registration statement covering the warrant shares is effective for at least 15 days, Adept may call the cash exercise of the warrants. The call right is subject to a 30-day advance notice by Adept, which notice period shall be extended for a number of days equal to the number of days for which the registration statement covering the warrant shares is not effective.

Adept also entered into registration rights agreements with the investors in the 2003 Financing, under which we were required to register the resale of the common stock and warrant shares issued in the 2003 Financing. Adept’s registration statement with respect to such common stock and warrant shares was declared effective by the SEC in 2004. Adept has certain rights to delay updating the registration statement or prospectus included in the registration statement during periods while we are in possession of material non-public information that would be required to be included in the prospectus. Failure to maintain the effectiveness and availability of the registration statement for the investors’ use subjects Adept to liquidated damages of 1.5% of the aggregate amount invested by an investor for each 30-day period (but not any portion thereof). Adept also has certain customary obligations to indemnify the investors in the 2003 Financing for losses incurred by the investors in connection with any untrue statements of material fact or material omissions in the registration statement and for certain violations of securities and other similar laws.

Arrangements with Investors in 2006 Financing

On June 22, 2006, Adept completed a private placement of its common stock, referred to in this proxy statement as the 2006 Financing, to several affiliates of Crosslink identified in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. Under the purchase agreement with the investors, we issued and sold an aggregate of 731,251 shares of common stock at a per share purchase price of $13.6752. Pursuant to the purchase agreement, in addition to the agreement to sell its common stock, Adept agreed to certain director designation rights discussed above, to provide the investors with certain information rights and rights to inspect Adept’s books, records, and properties while the Crosslink investors together hold five percent or more of Adept’s outstanding stock, and covenanted to take various actions, including registering the common stock issued in the 2006 Financing, maintaining the listing of such shares on Nasdaq, maintaining Adept’s status as an SEC reporting company and corporate existence, and maintaining compliance with applicable laws. Adept also agreed to indemnify the Crosslink investors generally for a 12-month period after closing the 2006 Financing, for breaches of its representations, warranties and covenants in the purchase agreement.

Adept also entered into a registration rights agreement with the investors in the 2006 Financing requiring Adept to register the resale of the Adept common stock issued in the private placement. The SEC declared effective a registration statement with respect to the shares in July 2006. Adept must keep this registration statement effective for two years or until all of the shares issued in the 2006 Financing are sold in a public offering or can be sold without restriction under Rule 144(k). If the registration statement were not declared effective within the required period, Adept would be required to issue additional shares with a value equal to 1.5% of the purchase price paid in the 2006 Financing based upon the value of such common stock at the time as the obligation to issue the additional shares of common stock is triggered, and then an additional 1.5% of such original purchase price each month thereafter, subject to an aggregate limit, when added to the shares issued in the 2006 Financing, of 13% of Adept’s outstanding common stock on the date of the purchase agreement. Adept, however, does have the ability to suspend the registration statement for one or more periods of up to 20 consecutive days subject to a maximum of 45 days in any 12 months where the company determines in good faith, on advice of counsel, that such disclosure required by the registration statement would not be in the best interest of the company. In addition, Adept is also subject to other customary registration and indemnification obligations for the benefit of the selling stockholders for losses incurred by the investors in connection with any untrue statements of material fact or material omissions in the registration statement and for certain violations of securities and other similar laws.

During the first quarter of fiscal 2007, Adept announced the restatement of certain financial statements and amended its quarterly reports on Form 10-Q/A for each of the first three quarters of fiscal 2006. After this announcement, Adept was informed by Crosslink that Crosslink believed Adept made misrepresentations regarding its financial statements relating to periods after June 2005 in the purchase agreement for the 2006 Financing.

On May 13, 2007, Adept and the Crosslink investors in the 2006 Financing entered into a settlement agreement. Pursuant to the settlement agreement, Adept issued an aggregate of 225,000 shares of its common stock to the investors with registration rights substantially similar to those registration rights in the 2006 Financing. The Crosslink investors agreed to waive and release any claims against Adept, its officers, directors and other related parties arising from their purchase of Adept common stock pursuant to the purchase agreement, including without limitation, any claims for indemnification for breaches of representations or warranties thereunder as well as under any federal or state securities laws. Adept agreed to waive and release the investors from claims by Adept relating to the same matters. Additionally, the parties agreed to terminate the survival of Adept’s representations and warranties, and the indemnification obligations related thereto, in the purchase agreement effective on the date of the settlement agreement.

Related Party Transaction Policy

We do not have a formal policy regarding related party transactions apart from our more general Code of Business Conduct. However, we regularly require our Board members to provide us with the names of all companies with which they are involved as employees or directors and compare these names with our own customer and supplier lists. Additionally, we review all transactions to ensure there is not preferential treatment given to parties that could be related to the company.

Other Matters

Adept knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Adjournment of the Annual Meeting

In the event that there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the annual meeting, the proposal could not be approved unless the annual meeting was adjourned in order to permit further solicitation of proxies from holders of Adept common stock. Proxies that are being solicited by Adept’s Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the annual meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the annual meeting. A majority of the shares represented and voting at the annual meeting is required to approve the adjournment, regardless of whether there is a quorum present at the annual meeting.

ANNUAL REPORT

A copy of Adept’s Annual Report for fiscal 2007 has been mailed to all stockholders entitled to notice of and to vote at the annual meeting, concurrently with this proxy statement. The Annual Report is not incorporated into this proxy statement and is not proxy soliciting material.

By Order of the Board of Directors

Lisa M. Cummins Corporate Secretary

Dated: October 12, 2007

Appendix A

ADEPT TECHNOLOGY, INC.

2005 EQUITY INCENTIVE PLAN

Adopted by the Board June 16, 2005

Approved by the Stockholders November 3, 2005

Amended November 4, 2005 and October 4, 2007 (for Stockholder approval November 9, 2007)

Termination Date: June 16, 2015

1. Purpose

The purpose of the Adept Technology, Inc. 2005 Equity Incentive Plan (the “Plan”) is to advance the interests of Adept Technology, Inc. (the “Company”) by stimulating the efforts of employees, officers, directors and consultants, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Performance Award Units, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2. Definitions

As used in the Plan, the following terms will have the meanings set forth below:

(a) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Award Unit granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as “performance-based compensation” under Section 162(m) of the Code.

(b) “Award Agreement” means a written agreement or other instrument as approved from time to time by the Committee implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means, unless the Committee or the Board provides otherwise, the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that constitutes a Merger of Equals as defined in subsection (iii) of this Section 2(d).

(ii) In any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless such Business Combination constitutes a Merger of Equals. A Business Combination will constitute a “Merger of Equals” if, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Resulting Corporation and its affiliates or any employee benefit plan (or related trust) of the Resulting Corporation and its affiliates) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the Resulting Corporation (the “Resulting Board”) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv) The sale or other disposition of all or substantially all of the assets of the Company to any Person, other than a transfer to (A) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company or (B) any corporation pursuant to a transaction that constitutes a Merger of Equals as defined in subsection (iii) of this Section 2(d).

(v) A complete liquidation or dissolution of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(f) “Committee” has the meaning set forth in Section 3.

(g) “Company” means Adept Technology, Inc., a Delaware corporation.

(h) “Consultant” means any consultant, independent contractor or adviser rendering services to the Company or any Subsidiary (provided that such person renders bona fide services not in connection with the offering and sale of securities in capital raising transactions).

(i) “Director” means each member of the Board who is not an officer or employee of the Company or any Subsidiary.

(j) “Fair Market Value” on a date means the closing price per Share on such date as quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the Over-the-Counter Bulletin Board or such other market in which such Share prices are regularly quoted, unless the Committee provides otherwise.

(k) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l) “Nonqualified Stock Option” means a stock option that does not qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(m) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 7.

(n) “Participant” means any individual described in Section 4 to whom the Committee grants or has granted Awards and any authorized transferee of such individual.

(o) “Performance Award Unit” means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of performance criteria specified in the Award Agreement.

(p) “Plan” means Adept Technology, Inc. 2005 Equity Incentive Plan as set forth herein and as amended from time to time.

(q) “Qualifying Performance Criteria” and “Criteria” have the meaning set forth in Section 14(b).

(r) “Restricted Stock” means Shares granted pursuant to Section 9.

(s) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(t) “Retirement” shall have the meaning specified by the Committee in the terms of an Award or, in the absence of any such term, shall mean retirement from active employment with the Company or its Subsidiaries (i) at or after age 55 and with the approval of the Committee or (ii) at or after age 65. The determination of the Committee as to an individual’s Retirement shall be conclusive on all parties.

(u) “Shares” means shares of the Company’s common stock, par value $0.001, subject to adjustment as provided in Section 13.

(v) “Stock Appreciation Right” means a right granted pursuant to Section 8 that entitles the Participant to receive, in cash, Shares or a combination thereof, an amount equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares when exercised, over (ii) the exercise price of the right, as established by the Committee when granted.

(w) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that the Company directly or indirectly controls.

(x) “Total and Permanent Disablement” shall have the meaning set forth in Section 22(e)(3) of the Code. The determination of the Committee as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3. Administration

(a) Administration of the Plan. The Compensation Committee of the Board or another committee of two or more directors as established by the Board will administer the Plan (the “Committee”). Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or disqualify an Award intended to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action will control.

(b) Delegation of Authority by the Committee. The Committee may delegate to a subcommittee (a “Subcommittee”) composed of one or more officers of the Company (who may but need not be members of the Board) the ability to grant Awards and take the same actions as the Committee described in Section 3(c) or elsewhere in the Plan with respect to Participants who are not executive officers; provided, however, that the resolution authorizing the Subcommittee must specify the total number of Shares that may be subject to Awards granted by the Subcommittee pursuant to the delegated authority. Any Award granted by the Subcommittee will be subject to the form of Award Agreement approved in advance by the Committee. No officer who is a member of the Subcommittee may be granted Awards under the authority delegated to the Subcommittee. Any action by any Subcommittee within the scope of such delegation will be treated for all purposes as if taken by the Committee and references in this Plan to the Committee will include any such Subcommittee. The Committee may also delegate the administration of the Plan to one or more officers of the Company (each a “Plan Administrator”), and the Plan Administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards, maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, interpret and administer the terms of Award Agreements and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, subject to the Committee’s ultimate authority to administer and interpret the Plan.

(c) Powers of Committee. Subject to the express provisions of this Plan, the Committee will be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are eligible under Section 4 to be granted Awards and the timing of Awards, if any, to be granted to such eligible persons; (iii) to grant Awards to Participants and determine the terms and conditions of Awards, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment or consulting services, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a Change in Control), or other factors; (iv) to establish and certify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of Award Agreements or other documents relating to Awards made under this Plan (which may be different) and the terms of or form of any document or notice the Participants are required to deliver to the Company; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 13; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(d) Determinations by the Committee. All decisions, determinations and interpretations by the Committee related to the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, will be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee will consider those factors as it deems relevant, in its sole and absolute discretion, to making any decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(e) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by or consulting for a Subsidiary, the Company may implement such a grant, if the Committee so directs, by issuing any subject shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, the Subsidiary may issue the Award by and in its name and the Award will be deemed granted on the date determined by the Committee.

4. Eligibility

The Committee may select any Director, Consultant or person who is a current or prospective officer or employee of the Company or of any Subsidiary for the grant of Awards. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code.

5. Effective Date and Termination of Plan

The Company’s Board adopted this Plan as of June 16, 2005 (the “Effective Date”), subject to approval of the Company’s shareholders. The Plan will remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Board may terminate the Plan at any time. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards previously granted and then in effect.

6. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The maximum aggregate number of Shares issuable pursuant to all Awards is 600,000. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards will be subject to adjustment as provided in Section 13. The Shares issued pursuant to Awards granted under this Plan may be authorized and unissued shares or shares that the Company reacquired, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 6(a), the aggregate number of Shares issued under this Plan at any time equals only the number of Shares actually issued upon exercise or settlement of an Award. Shares (i) subject to Awards that are canceled, expired, forfeited or settled in cash and (ii) that are delivered or deemed delivered to the Company in payment or satisfaction of the exercise price or tax withholding obligation of an Award will again be available for issuance pursuant to Awards granted under the Plan.

(c) Tax Code Limits. The maximum aggregate number of Shares issuable under all Awards granted under this Plan during any calendar year to any one Participant is 150,000, which number will be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code. The maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan is 400,000, which number will be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of a Performance Award Unit granted under this Plan in any calendar year to any Participant that is denominated in dollars (as opposed to Shares) and is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code is Four Hundred Thousand ($400,000).

7. Options

(a) Option Awards. The Committee may grant Options to Participants at any time prior to the termination of the Plan. No Participant will have any rights as a shareholder with respect to any Shares subject to Options until said Shares have been issued. Each Option will be evidenced by an Award Agreement. Options granted pursuant to the Plan may be different but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Committee will establish the exercise price per Share of each Option, which, in no event will the purchase price be less than the Fair Market Value of a Share on the date of grant; provided, however, that if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the purchase price of the Option must be at least 110 percent of the Fair

Market Value of a Share on the date of grant; and provided further, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value on the date such Option is granted if based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in cash or, to the extent allowed by the Committee, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares, withholding of Shares deliverable upon exercise or a combination thereof.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 13) the exercise price of an Option may not be reduced without shareholder approval.

(d) Vesting and Expiration of Options. Unless otherwise specified by the Committee, Options shall vest monthly following the grant date as to 1/48th of the Options granted (for a total of four year vesting) Unless provided otherwise in the applicable Award Agreement, the vesting period and/or exercisability of an Option may be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis, and the Committee may take into consideration any accounting consequences to the Company. Notwithstanding the foregoing, unless the Shares are quoted on the NASDAQ or other national stock exchange, in the case of an Option granted to persons other than directors or officers of the Company, the Option’s vesting period shall be at least 20% per year over five years from the date the Option is granted, subject to reasonable conditions including, without limitation, continued employment or consulting services; provided, however, that in the case of an Option granted to officers of the Company or its affiliates, the Option shall vest at any time or during any period established by the Committee subject to the terms of this Plan and the Award Agreement. Each Option will expire within a period of not more than ten (10) years from the date of grant, subject to earlier expiration of an Option upon termination of service as specified in the Award Agreement.

(e) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 7, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i)if the Participant is a 10% Shareholder, the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 7 to the contrary, options designated as Incentive Stock Options will be ineligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that (i) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months after of termination of employment (or such other period of time provided in Section 422 of the Code).

8. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 7. The provisions of Stock Appreciation Rights do not need to be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan will be granted subject to the same terms and conditions applicable to Options as set forth in Section 7; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option will have the terms and conditions of such Option. Subject to the provisions of Section 7, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it deems appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination of both. Other than in connection with a change in the Company’s capitalization (as described in Section 13), the exercise price of a Stock Appreciation Right may not be reduced without shareholder approval. Each Stock Appreciation Right will be evidenced by an Award Agreement.

9. Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time before the termination of the Plan to Participants selected by the Committee. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms, as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units will be evidenced by an Award Agreement. Unless the Committee determines otherwise, each Restricted Stock Unit will be equal to one Share. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan do not need to be identical, but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth herein.

(b) Contents of Award Agreement. Each Award Agreement will contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of Restricted Stock or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units as may be determined by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Restricted Stock or Restricted Stock Units, (vi) restrictions on the transferability of the Restricted Stock or Restricted Stock Units, and (vii) such further terms and conditions in each case not inconsistent with this Plan as may be determined by the Committee. Shares issued under a Restricted Stock or Restricted Stock Unit Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committees establishes, which may include Qualifying Performance Criteria or other Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based upon continued employment or the passage of time shall vest or be settled in full over a period determined by the Committee, and the Committee may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability or in connection with a Change in Control, and the Committee may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when the Restricted Stock or Restricted Stock Unit is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the Committee, to the extent specified in the Award Agreement, may reduce the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations on the basis of such further considerations as the Committee will determine.

(e) Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted under this Plan may exercise full voting rights with respect to those shares during the period of restriction. Participants will have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted will be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Committee. Any such dividends or distributions will be automatically reinvested in additional Shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed. Shares underlying Restricted Stock Units will be entitled to dividends or dividend equivalents only to the extent provided by the Committee.

10. Performance Award Units

(a) General. Each Performance Award Unit Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to the performance criteria established for a performance period established by the Committee.

(b) Award Agreement. The terms of any Performance Award Unit will be set forth in an Award Agreement. Each Award Agreement evidencing an Performance Award Unit will contain provisions about (i) the target and maximum amount payable to the Participant as a Performance Award Unit, (ii) the performance criteria and level of achievement versus these criteria that will determine the amount of such payment, (iii) the term of the performance period as to which performance will be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Performance Award Unit before actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case consistent with this Plan as the Committee may periodically determine.

(c) Performance Criteria. The Committee will establish the performance criteria and level of achievement versus these criteria that will determine the target and maximum amount payable under a Performance Award Unit, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Performance Award Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Performance Award Unit that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on the Qualifying Performance Criteria the Committee selects and specifies when the Performance Award Unit is granted.

(d) Timing and Form of Payment. The Committee will determine the timing of payment of any Performance Award Unit. Payment of the amount due under a Performance Award Unit may be made in cash or in Shares, as determined by the Committee.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the Committee may, to the extent specified in the Award Agreement, reduce the amount paid under a Performance Award Unit on account of either financial performance or personal performance evaluations on the basis of such further considerations as the Committee will determine.

11. Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of a Performance Award Unit. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(1)(B) of the Code.

12. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award will be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify before the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

13. Adjustment of and Changes in the Stock

(a) In the event that the number of Shares increases or decreases through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or otherwise, then the Committee may appropriately adjust each Share that has been authorized for issuance under the Plan, whether such Share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 6 to reflect such increase or decrease, unless the Company provides otherwise under the terms of such transaction. The Committee may also adjust the terms of any outstanding Award as to price, number of Shares subject to such Award and other terms to reflect the foregoing events.

(b) In the event of any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares have been changed, or for which Shares have been exchanged, whether by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee will, in its sole discretion, determine the appropriate adjustment, if any, to be effected. In addition, in the event of a change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion. Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as Incentive Stock Options must comply with the requirements, provisions and restrictions of the Code.

(c) No right to purchase fractional shares will result from any adjustment in Awards pursuant to this Section 13. In case of any such adjustment, the shares subject to the Award will be rounded down to the nearest whole share. The Company will give notice of any adjustment made to each Participant, and such adjustment (whether or not notice is given) will be effective and binding for all purposes of the Plan.

14. Qualifying Performance-Based Compensation

(a) General. The Committee may specify a percentage of an Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for any portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee will certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued or the amount paid under an Award intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” will mean any of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either quarterly, semi-annually, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as the Committee specifies: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on capital employed), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) product sales (including new user sales), or (xxi) customer service. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any performance evaluation under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year. For purposes of clarification and not limitation, at the discretion of the Committee, performance criteria employed pursuant to the Plan may also include items not constituting Qualifying Performance Criteria, or the Committee may appropriately adjust any performance evaluation of Qualifying Performance Criteria or such other criteria in a manner not consistent with Section 162(m) of the Code, provided that compensation may not be determined to be “performance-based compensation” pursuant to Section 162(m) of the Code.

15. Transferability

Unless the Committee specifies otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than (i) by will or the laws of descent and distribution, provided that, if the Shares are quoted on the NASDAQ or other national stock exchange, the Award may also be transferred (ii) pursuant to a domestic relations order or (iii) to any “family member” of the Participant (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate, and the transferee shall execute an agreement agreeing to be bound by such terms. Notwithstanding the foregoing, clauses (ii) and (iii) immediately above shall not be available with respect to

Incentive Stock Options. Each Option or Stock Appreciation Right will be exercisable during the Participant’s lifetime only by the Participant, the Participant’s guardian or legal representative or an individual or an authorized transferee of the Option or Stock Appreciation Right as permitted pursuant to this Plan.

16. Suspension or Termination of Awards

Except as otherwise provided by the Committee or by applicable law (including, without limitation, Delaware law), if at any time (including after a notice of exercise has been delivered or an Award has vested) the Chief Executive Officer or any other person designated by the Committee (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 16 (which shall constitute “cause” for termination of employment or service), the Authorized Officer, Committee or Board of Directors may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Committee or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, deliberate disregard of Company or Subsidiary rules, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Committee or by applicable law (including, without limitation, Delaware law), (i) neither the Participant nor his or her estate nor transferee will be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Incentive Award lapse, or otherwise receive payment or Shares under any Award, and (ii) the Participant will forfeit all outstanding Awards. In making such determination, the Committee or an Authorized Officer may give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Committee or an opportunity to submit written comments, documents, information and arguments to be considered by the Committee. Any dispute by a Participant or other person as to the determination of the Committee must be resolved pursuant to Section 23.

17. Compliance with Laws and Regulations

The grant, issuance, vesting, exercise and settlement of Awards under this Plan, and the obligation of the Company to sell, issue or deliver shares of such Awards, will be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company will not be required to register in a Participant’s name or deliver any shares before the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body, which the Committee will determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder, the Company and its Subsidiaries will be relieved of any liability with respect to the failure to issue or sell such shares absent such requisite authority. No Option will be exercisable and no shares will be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such Stock Option or other Award is effective and current or the Company has determined that such registration is unnecessary. In the event that the Committee determines that the Company is prohibited from issuing shares in respect of an Award pursuant to the preceding sentence, the Committee may, in its sole discretion, provide for a cash payment to the holder of the Award in settlement thereof in lieu of the issuance of shares under the Award.

If an Award is granted to or held by a Participant employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant must satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of shares issued under an Incentive Stock Option, the vesting of or settlement of Shares or deferred units under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries will not be required to issue Shares, make any payment or to recognize the transfer or disposition of shares until the Participant satisfies such obligations. The Committee may permit these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to the Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering shares previously acquired.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 13, no such amendment will, without the approval of the shareholders of the Company:

(a) increase the maximum number of shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 7(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring shareholder approval by applicable law or under the listing requirements of NASDAQ or other national stock exchange or other market in which Share prices are quoted; or

(g) increase the individual maximum limits in Section 6(c).

No amendment or alteration to the Plan or an Award or Award Agreement will be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent will be required if the Committee determines in its sole discretion and before the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence will not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval will be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder will be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation will be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. Arbitration of Disputes

If a Participant or other holder of an Award or person claiming a right under an Award or the Plan wishes to challenge any action of the Committee, the person may do so only by submitting to binding arbitration with respect to such decision. The review by the arbitrator will be limited to determining whether the Participant or other Award holder has proven that the Committee’s decision was arbitrary or capricious. This arbitration will be the sole and exclusive review permitted of the Committee’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration will be made in writing to the Committee within thirty (30) days after the applicable decision by the Committee. The arbitrator will be selected by mutual agreement of the Committee and the Participant. If the Committee and the Participant are unable to agree on an arbitrator, the arbitrator will be selected by the American Arbitration Association. The arbitrator, no matter how selected, must be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association. The arbitrator will administer and conduct the arbitration pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side will bear its own fees and expenses, including its own attorney’s fees, and each side will bear one half of the arbitrator’s fees and expenses; provided, however, that the arbitrator will have the discretion to award the prevailing party its fees and expenses. The arbitrator will have no authority to award exemplary, punitive, special, indirect, consequential, or other extracontractual damages. The decision of the arbitrator on the issue(s) presented for arbitration will be final and conclusive and any court of competent jurisdiction may enforce it.

24. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement will interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, consultancy, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment, consultancy or service for any specified period of time. Neither an Award nor any benefits arising under this Plan will constitute an employment contract with the Company, any Subsidiary and/or its affiliates. This Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25. Financial Statements

To the extent required by applicable law, each Participant will receive a copy of the Company’s annual financial statements.

PROXY

ADEPT TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

November 9, 2007

This Proxy is solicited on behalf of the Board of Directors of Adept Technology, Inc.

The undersigned stockholder of ADEPT TECHNOLOGY, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders, and hereby appoints Robert H. Bucher and Lisa M. Cummins, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of ADEPT TECHNOLOGY, INC. to be held on Friday, November 9, 2007 at 8:00 a.m. local time, at the principal executive office of Adept Technology, Inc. located at 3011 Triad Drive, Livermore, California 94551 and at any adjournment(s) thereof, and to vote all shares of stock of ADEPT TECHNOLOGY, INC. which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(Continued, and to be signed on the other side)

☒ Please mark your votes as this

1.     ELECTION OF DIRECTORS:

NOMINEES:

Robert H. Bucher, Charles H. Finnie, A. Richard Juelis, Michael P. Kelly,

Robert J. Majteles, Herbert J. Martin

FOR	WITHHOLD FOR ALL
☐	☐

INSTRUCTION: If you wish to withhold authority to vote for any individual nominee(s), write that nominee’s(s’) name in the space provided below.

_____________________________________________________

2.     To approve amendment of the 2005 Equity Incentive Plan to increase the authorized shares by 200,000 and permit grants to be made thereunder to consultants to Adept.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.     To ratify the selection of Armanino McKenna LLP to serve as the independent auditors of Adept for the fiscal year ending June 30, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; TO APPROVE THE AMENDMENT OF THE 2005 EQUITY INCENTIVE PLAN; TO RATIFY THE SELECTION OF ARMANINO MCKENNA LLP TO SERVE AS THE INDEPENDENT AUDITORS OF ADEPT FOR THE FISCAL YEAR ENDING JUNE 30, 2008; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature(s)	Dated: , 2007

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)